Execution Version

LOAN AGREEMENT

Dated as of June 7, 2011

Between

IMH FINANCIAL CORPORATION,

as Borrower

and

NWRA VENTURES I, LLC

as Lender

Schedule I	Individual Properties	Sch I-1
Schedule II	Mortgage Loans	Sch II-1
Schedule 1.1	Borrower Subsidiaries
Schedule 3.1.3	Conflicts	Sch 3.1.3-1
Schedule 3.1.4	Litigation	Sch 3.1.4-1
Schedule 3.1.5	Financial Obligations	Sch 3.1.5-1
Schedule 3.1.6	Consents	Sch 3.1.6-1
Schedule 3.1.7	Title to Property
Schedule 3.1.8	ERISA
Schedule 3.1.9	Financial Information
Schedule 3.1.12	Solvency
Schedule 3.1.13	ISDA Master Agreements
Schedule 3.1.14	Organizational Chart
Schedule 3.1.15	Organizational Status
Schedule 3.1.21	Contracts
Schedule 3.1.23	Other Obligations and Liabilities
Schedule 3.1.26	Additional Property
Schedule 3.2.1	Compliance
Schedule 3.2.2	Condemnation
Schedule 3.2.3	Easements, Utilities and Public Access
Schedule 3.2.4	Separate Lots
Schedule 3.2.5	Assessments
Schedule 3.2.6	Assignment of Leases
Schedule 3.2.7	Insurance
Schedule 3.2.8	Licenses
Schedule 3.2.9	Flood Zone
Schedule 3.2.10	Physical Conditions (Individual Property)
Schedule 3.2.12	Rent Roll (Individual Property)
Schedule 3.2.14	Casualty or Damage
Schedule 3.2.15	Purchase Options
Schedule 3.3.2	Assessments
Schedule 3.3.3	Insurance
Schedule 3.3.5	Flood Zone
Schedule 3.3.6	Physical Conditions (Mortgaged Property)
Schedule 3.3.8	Rent Roll (Mortgaged Property)
Schedule 3.3.10	No Casualty
Schedule 3.3.18	Mortgaged Property; Uses of
Schedule 3.3.18(a)	Cross Collateralization of Mortgaged Property
Schedule 3.3.18(b)	Cross Defaulted Mortgaged Loans
Schedule 3.3.20	Assignment of Mortgage
Schedule 3.3.22	Mortgage Loan Payment Status
Schedule 3.3.27	Mortgage Loan Recourse Exceptions
Schedule 3.3.30	Modifications of Mortgage Loans
Schedule 3.3.32	Status of Mortgage Loans

i

(continued)

Page

Schedule 3.3.34	Mortgage Loan Defaults
Schedule 3.3.35	Disbursements
Schedule 3.3.36	Capitalization; Equity Interests; Negative Amortization
Schedule 3.3.38	Zoning; Licenses
Schedule 3.3.39	Mortgaged Property Charges
Schedule 3.3.41	Status of Mortgaged Property
Schedule 3.3.43	Utilities
Schedule 3.3.44	Condemnation
Schedule 4.2.23	Other Obligations and Liabilities
Schedule 5.4.1	Assignment of Proceeds
Schedule 9.13(b)	Expenses; Indemnity
Schedule 10.3.3(a)	Capitalization of the Borrower
Schedule 10.3.8	Required Consents or Approvals
Exhibit A	Legal Description	A-1
Exhibit B	Form of Notice of Conversion	B-1
Exhibit C	Certificate of Designation	C-1
Exhibit D	Copy of ITH Consulting Agreement	D-1
Exhibit E	Officer’s Certificate	E-1

-ii-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 7, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time by a writing between the parties hereto, this “Agreement”), between NWRA Ventures I, LLC, a Delaware limited liability company, having an address c/o NWRA Capital Partners, LLC, 10 Cutter Mill Road, Suite 402, Great Neck, NY 11021 (together with its successors and assigns, collectively, “Lender”), and IMH Financial Corporation, a Delaware corporation, having an address at 4900 North Scottsdale Road, Suite 5000 Scottsdale, AZ 85251 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

WITNESSETH :

WHEREAS, Borrower desires to obtain the Loan from Lender;

WHEREAS, Borrower is the direct or indirect owner, as applicable, of the Borrower Subsidiaries (as hereinafter defined).

WHEREAS, Lender has advised Borrower that subject to the terms of this Agreement and the documents to be executed in connection herewith, and based upon the representations, warranties, covenants and undertakings of Borrower herein and therein contained, Lender is willing to make the Loan to Borrower on the terms and conditions set forth herein and therein;

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1     Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly any equity interests in such Person, and/or (ii) is in control of, is controlled by or is under common ownership or control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $100,000 with respect to each Individual Property.

“Annual Budget” shall mean the operating and capital budget for operation of each Borrower Entity’s business and for each Individual Property or Mortgage Loan in a form reasonably approved by Lender, as applicable, setting forth, on a month-by-month basis, in reasonable detail, the annual business plan and each line item of such Borrower Entity’s good faith estimate of anticipated Gross Revenue, Operating Expenses and Capital Expenditures for the applicable Fiscal Year with respect to such annual business plan; provided, however, the term “Annual Budget” for the first one hundred twenty (120) days after the date hereof, shall mean such operating and capital budget existing as of the date hereof and as approved by Lender, in its reasonable discretion as of the date hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.7.

“Assignment of Leases” shall mean, collectively, those certain first priority, unless otherwise noted, Assignments of Leases and Rents, each with respect to an Individual Property, dated as of the date hereof, from the applicable Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean each Assignment of Management Agreement and Subordination of Management Fees entered into by Borrower, Lender and Manager pursuant to the terms hereof and thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by the parties thereto; and “Assignments of Management Agreement” shall mean the plural thereof.

“Assignment of Mortgage” shall mean, with respect to any Pledged Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Pledged Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of an Individual Property.

“Base Interest Rate” shall have the meaning set forth in the Note.

"Board" shall mean the Board of Directors of the Borrower.

“Borrower” shall mean IMH Financial Corporation, together with its permitted successors and permitted assigns.

“Borrower Entity” shall mean each of Borrower and the Borrower Subsidiaries.

“Borrower Subsidiary” shall mean each of the Persons identified on Schedule 1.1 attached hereto, and each other Person owned directly or indirectly by Borrower after the date hereof; and “Borrower Subsidiaries” shall mean the plural thereof.

“Borrowing Conditions” shall mean all of the following conditions required to be met in order for a Borrower Entity to enter into a Permissible Credit Facility:

(i)           Minimum Tangible Net Worth.  The Tangible Net Worth, as of the last day of each fiscal quarter of Borrower and Borrower’s wholly owned subsidiaries on a consolidated basis (without duplication) during the Test Period, must not be less than $100,000,000;

(ii)          Leverage Ratio.  The ratio (expressed as a percent), of (a) the Measuring Debt outstanding as of the last day of each fiscal quarter of Borrower and any entity in which it owns a direct or indirect interest, in the aggregate, during the Test Period to (b) the Tangible Net Worth as of such period, must not be greater than one hundred percent (100%);

(iii)         Fixed Charge Coverage Ratio.  The ratio of (a) EBITDA as of the last day of each fiscal quarter of Borrower during the Test Period to (b) Debt Service for such period shall not be less than 1.50 to 1.00; and

(iv)         Maximum Debt.  The Debt encumbering all Pledged Assets under a Permissible Credit Facility shall not exceed fifty percent (50%) of the Gross Value of such Pledged Assets;

provided, that, for purposes of calculating the Borrowing Conditions set forth under clauses (ii), (iii) and (iv) above, such calculation shall be made on a pro forma basis giving effect to the incurrence of any indebtedness to be incurred under all Permissible Credit Facilities (which, for purposes of calculating the amount of indebtedness incurred in respect of any revolving credit facility or line of credit, such amount shall be equal to the maximum commitment thereof, regardless of the outstanding amount) and any fees and expenses incurred in connection therewith, all as if such events occurred on the first day of the Test Period.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to an Individual Property (excluding tenant improvements and other financial obligations contemplated by Leases and other agreements existing on the date hereof or hereinafter approved by Lender) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower and Manager.

“Casualty” means the occurrence of any fire, explosion, flood, collapse or other casualty, damage or injury to an Individual Property or a Mortgaged Property or any part thereof.

“Certification of Borrower” shall mean that certain Borrower’s Closing Certificate dated as of the date hereof made by Borrower to Lender.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean, collectively, the Mortgage Loan Collateral and the Mezzanine Equity Collateral.

“Common Stock” shall mean the shares of “Common Stock”, par value $0.01 per share, of any Borrower Entity.

“Company Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies in the nature of a tax imposed upon it, its income, or any of its properties, franchises, or assets (other than Real Property).

“Condemnation” shall mean a temporary or permanent taking, whether voluntary or involuntary, by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of an Individual Property or a Mortgaged Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting an Individual Property, a Mortgaged Property or any part thereof.

“Consultancy Agreement” shall mean that certain Consultancy Agreement, dated as of February 28, 2011, by and between Borrower and New World Realty Advisors, LLC (the “Consultant”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto.

“Conversion” shall have the meaning set forth in Section 10.1.

“Conversion Date” shall have the meaning set forth in Section 10.1.

“Conversion Notice” shall have the meaning set forth in Section 10.1.

“Conversion Price” shall have the meaning set forth in Section 10.1.

“Conversion Right” shall have the meaning set forth in Section 10.1.

“Conversion Shares” shall have the meaning set forth in Section 10.3.1.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Current Pay Interest Rate” shall have the meaning set forth in the Note.

“Debt” shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon and all other sums (including the Exit Fee) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, in respect of any period, (x) interest expense plus scheduled principal debt amortization for Borrower and any entity in which it owns a direct or indirect interest on the aggregate principal amount of their Measuring Debt, plus (y) preferred stock dividends paid during such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in the Note.

“Determination Date” means, as applicable, (x) the date of (i) any Permissible Credit Facility and (ii) any draws under such facility and (y) the last day of each fiscal quarter after the first Permissible Credit Facility is entered into in accordance with the provisions of this Section 4.2.30.

“Easements” shall have the meaning set forth in Section 3.2.3.

“EBITDA” means, for any period, Net Income before income taxes, interest, depreciation, amortization, gains or losses on sales of operating real estate and marketable securities, any provision or benefit for income taxes, noncash impairment charges, and gains or losses on extraordinary items in accordance with GAAP and gains or losses on early extinguishment of debt.

“Eligible Institution” shall mean a depository institution or trust company the short term unsecured debt obligations or commercial paper of which are rated at least A-1+ by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Embargoed Person” shall have the meaning set forth in Section 4.2.13.

“Environmental Indemnity” shall mean that each Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and the applicable Borrower Subsidiary in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto.

“ERISA” shall have the meaning set forth in Section 4.2.12.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exempted Securities” shall mean the following:

i.	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

ii.
one million two hundred thousand (1,200,000) shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, Borrower or any Borrower Subsidiaries pursuant to Borrower’s stock option plan or any other compensatory arrangement, in each case as approved by the Board;

iii.
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

iv.
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, financial institutions, strategic partners, real property lessors, real property sellers or other similar third parties, pursuant to transactions approved by the Board.

“Exit Fee” shall have the meaning set forth in the Note.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.7.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“For Cause” with respect to any Person that is a Key Personnel shall mean:

(i) such Person is convicted of or enters a plea of nolo contendere to an act which is defined as a felony under any federal, state or local law, which conviction or plea has or can be expected to have a material, adverse impact on the business or reputation of Borrower or Infinet, as applicable; provided, however, that a conviction of or a plea of nolo contendere to a traffic related felony (including, without limitation, driving under the influence, driving while intoxicated, or any similar crime or offense) shall not give rise to “For Cause”;

(ii) such Person is convicted of any one or more acts of intentional theft, larceny, embezzlement, fraud or other misappropriation;

(iii)           a judicial determination of such Person’s commission of any one or more acts of gross negligence or willful misconduct that has resulted in material harm to the business or reputation of IMH or Infinet, respectively; or

(iv)   such Person's material breach of the employment agreement or consulting agreement, as applicable, of such Person, that, if curable, is not cured by such Person within thirty (30) days after written notice from Borrower or Infinet, as applicable (such written notice shall include a specific delineation of the particular acts or circumstances that are the basis for the alleged material breach).

Notwithstanding the foregoing, no termination of such Person’s employment or consulting arrangement by Borrower or Infinet, as applicable, shall be treated as For Cause or be effective until and unless all of the steps described in clauses (A) through (C) immediately below have been complied with:

(A)   written notice of intention to terminate For Cause has been given by Borrower or Infinet, as applicable, to such Person within thirty (30) days after the Board or the Infinet Board, as applicable, first learns of the act, failure or event (or latest in a series of acts, failures or events) constituting “For Cause”;

(B)   the IMH Board or the Infinet Board, as applicable, has voted (at a meeting of the IMH Board or Infinet Board, as applicable, duly called and held as to which termination of Executive from IMH or Infinet, as applicable, is an agenda item) to terminate such Person for Cause after such Person has been given written notice of the acts or circumstances which are the basis for the termination for Cause and after such Person has been afforded at least five (5) days prior written notice of the meeting and an opportunity to present Person’s position in writing; and

(C)   the Board or the Infinet Board, as applicable, has given a notice of termination to such Person under the employment agreement or consulting agreement, as applicable, of such Person within thirty (30) days after the last to occur of the Board or the Infinet Board meeting, as applicable, and the conviction or final, judicial determination, as applicable, as required under the employment agreement or consulting agreement, as applicable, of such Person.

A breach by such Person of such Person's obligations under such Person's employment or consulting agreement to (a) Borrower shall give rise to an automatic cross-default in favor of Infinet with respect to Infinet’s obligations to such Persons under such agreement, and such Person’s rights against Infinet under such agreement, and (b) Infinet shall give rise to an automatic cross-default in favor of Borrower with respect to Borrower's obligations to such Person under such agreement and such Person’s rights against Borrower under such agreement.

“Foreclosure Date” shall mean the date upon which an applicable Borrower Subsidiary shall (i) obtain good, marketable, indefeasible and insurable fee simple title to the applicable Mortgaged Property, free and clear of all Liens whatsoever, except for (A) all Liens, encumbrances and other matters disclosed in the pro forma title insurance policy, (B) Liens, if any, for Taxes imposed by any Governmental Authority not yet due, payable or delinquent, (C) Leases otherwise permitted under the Loan Documents, and (D) such other title and survey exceptions as Lender has approved in writing in Lender’s sole and absolute discretion, (ii) be the record and beneficial owner of, and have good title to, any other property pledged to the applicable Borrower Subsidiary in consideration of such Mortgage Loan, free and clear of all Liens whatsoever, and (iii) satisfy in all respects the conditions precedent set forth in Section 4.3.6 hereof.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Government Lists” shall have the meaning set forth in Section 4.1.14(b).

“Governmental Authority” shall mean any court, board, agency, commission, regulatory agency, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” means all revenue derived by Borrower and each Borrower Subsidiary from all cash receipts, including, without limitation, (i) with respect to each Individual Property, all Rents payable to the applicable Borrower Subsidiary and any other income derived from the use, ownership or operation of such Individual Property, (ii) with respect to the Mortgage Loans, all amounts paid to or received by a Borrower Subsidiary under such Mortgage Loans whether as payments of interest, principal charges, fees or otherwise, (iii) proceeds from any Transfer of any Individual Property or Mortgage Loan, (iv) the net proceeds of any loan or other financing obtained by Borrower or a Borrower Subsidiary including prepaid rents (other than security deposits) for a period in excess of one month and (v) any and all other revenue or the value of any in-kind benefit derived by Borrower and/or a Borrower Subsidiary from the ownership, management or operation of their respective businesses.

“Gross Value” shall be determined based on the lower of (i) GAAP or (ii) fair market value as determined in the reasonable judgment of Lender.

“Guaranty Obligation” means, as to Borrower and/or any entity in which it owns a direct or indirect interest (any such entity, the “Guaranteeing Person”), any obligation (determined without duplication) of (a) the Guaranteeing Person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Measuring Debt, leases, dividends or other obligations (individually, a “Primary Obligation” and, collectively, the “Primary Obligations”) of any other third Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof., provided that the term “Guaranty Obligation” shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) indemnities regarding liability for environmental concerns or compliance with particular laws, indemnities covering actions of a Guaranteeing Person and its officers, employees and agents and similar indemnities in the ordinary course of business which do not relate to repayment of debt. The amount of any Guaranty Obligation of any Guaranteeing Person shall be deemed to be the maximum stated amount of the Primary Obligation relating to such Guaranty Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guaranty Obligation).

“Guaranty of Borrower Obligations” shall mean that certain Guaranty of Borrower Obligations of even date herewith from the Borrower Subsidiaries for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise amended from time to time in a writing executed by the parties thereto.

“IMH Collection Account” shall have the meaning set forth in the Cash Management Agreement.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” shall mean, for any Person, without duplication: a. all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, b. all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, c. all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, d. all indebtedness guaranteed by such Person, directly or indirectly, e. all obligations under leases that constitute capital leases for which such Person is liable, and f. all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.13(b).

“Indenture Trustee” shall have the meaning set forth in the Recitals.

“Indenture Trustee Intercreditor Agreement” shall mean that certain Noteholder Trustee Intercreditor Agreement to be entered into by and between Lender and Indenture Trustee.

“Independent Accountant” shall mean a firm of independent nationally recognized, certified public accountants selected by Borrower and reasonably acceptable to Lender.

“Individual Property” shall mean, as applicable, each of the properties set forth on Schedule I hereto, together with the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage relating to such property, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of such Mortgage.

“Infinet” shall mean INFINET Securities LLC, a wholly owned subsidiary of Borrower contemplated to be engaged in the business of a broker-dealer.

“Infinet Board” shall mean the board of directors of Infinet.

“Infinet Side Letter” shall mean that certain side letter, dated as of the date hereof, by and between Borrower and Lender.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

"Investment" shall mean to originate and acquire Mortgage Loans, mezzanine loans, other debt instruments and equity and preferred equity interests or investments.

“Key Personnel” shall mean (i) the following employees of Borrower: Will Meris and Steve Darak; (ii) the following consultants: McVey Law Firm PLLC and ITH Partners, LLC; and (iii) any Person that Borrower shall hire or retain to replace the foregoing Persons with the prior written approval of Lender, which approval shall not be unreasonably withheld or delayed.

“Land” shall have the meaning set forth in the Mortgage.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting any Individual Property or any part thereof, including any which may a. require repairs, modifications or alterations in or to any Individual Property or any part thereof, or b. in any way limit the use and enjoyment thereof.

“Lender Common Stock” shall mean any and all Common Stock owned by Lender and/or any Affiliate of Lender on and after the date hereof which was acquired by Lender and/or any Affiliate of Lender in connection with (i) the Shane Albers Separation Agreement and (ii) the Tender Offer.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Lien” shall mean, with respect to each Mortgaged Property or Individual Property, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting such Mortgaged Property or Individual Property, as applicable, or all or any portion of the Collateral or Individual Property or any interest therein, or any direct or indirect interest in any Borrower Entity, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignment of Leases, the Cash Management Agreement, the Environmental Indemnity, the Assignments of Management Agreement, the Guaranty of Borrower Obligations, the Certificate of Borrower, the Negative Pledge Agreements and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan.

“Major Contract” shall mean a. any management, brokerage or leasing agreement, or b. any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on sixty (60) days or less notice without requiring the payment of termination fees or payments of any kind)), in either case relating to (x) the ownership, leasing, management, use, operation, maintenance, repair or restoration of  an Individual Property or Mortgaged Property or (y) the ownership, management or servicing of a Mortgage Loan, whether written or oral.

“Major Lease” shall mean any Lease which a. either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and preferential rights to lease additional space contained in such Lease, is expected to cover more than 5,000 rentable square feet at any Individual Property, and is otherwise a Lease that is not permitted pursuant to the terms of the Approved Annual Budget, b. contains an option or preferential right to purchase all or any portion of any Individual Property, or c. is with an Affiliate of Borrower as Tenant.

“Management Agreement” shall mean each management agreement entered into by and between Borrower and a Manager pursuant to the terms of this Agreement, pursuant to which such Manager is to provide management and other services with respect to an Individual Property; and “Management Agreements” shall mean the plural thereof.

“Manager” shall mean any Person retained by Borrower or any Borrower Subsidiary to provide management and other services with respect to an Individual Property and approved by Lender in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean the occurrence of an event, individually or in the aggregate with one or more events, resulting in a material adverse change in, or effect on, the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or any Borrower Subsidiary as of the Closing Date, individually, or the Borrower and the Borrower Subsidiaries taken as a whole, including, without limitation:

(i)           if, without the prior written consent of Lender, any of William Meris, Steve Darak or John McVey are terminated without For Cause; provided that termination due to non-renewal or resignation shall not be a Material Adverse Effect;

(ii)          if, without the prior written consent of Lender, the ITH Consulting Agreement (as hereinafter defined) is terminated without Cause; provided that termination due to non-renewal or resignation shall not be a Material Adverse Effect;

(iii)         the material diminution of the value and utility of Borrower's built-in tax losses other than (a) through the application of those built-in tax losses to offset taxable income; (b) as a result of any action approved by Lender; (c) as a result of any change to the Code; or (d) as a result of any other act, circumstance, event or occurrence not caused by Borrower's acts or omissions.

(iv)         if, without the prior written consent of Lender, Borrower or any Borrower Subsidiary becomes a debtor in any bankruptcy or insolvency proceeding that is not dismissed within sixty (60) calendar days; or

(v)          any final, non-appealable (as long as an appeal is being diligently pursued) (x) judgment, claim or result from any litigation, proceeding or investigation against Borrower and/or any Borrower Subsidiaries or (y) fine or penalty levied against Borrower and/or any Borrower Subsidiaries by the SEC or any other Governmental Authority with jurisdiction, resulting (in the case of either or both of clause (x) and (y)) in a payment obligation by the Borrower and/or any Borrower Subsidiaries (collectively, “Litigation/Fine Payment Obligation”) in excess of the Maximum Amount (after application of any insurance proceeds), individually or in the aggregate with any other Litigation/Fine Payment Obligations; provided, however if an appeal from such Litigation/Fine Payment Obligation is not being diligently pursued, then any such Litigation/Fine Payment Obligation (even if appealable) shall be a Material Adverse Event.

“Material Alteration” shall have the meaning set forth in Section 4.1.11.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Amount” shall mean (i) until the second anniversary of the Closing Date, Ten Million Five Hundred Thousand Dollars ($10,500,000) (after application of any insurance proceeds) and (ii) thereafter, an amount equal to the product of (x) one third (1/3) multiplied by (y) the difference between (1) the net book equity computed in accordance with GAAP and as shown on the most recent quarterly or annual financial statement of Borrower and (2) the product of (A) two (2) and (B) the accrued principal and interest balance due on the Note as of the date of such financial statement.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Measurable Lien” means any mortgage, pledge, hypothecation, assignment (including any collateral assignment but excluding any assignment of an asset made in lieu of a sale thereof where the assignor is paid the fair market value of such asset by the assignee and the assignee assumes all of the rights and obligations attributable to ownership of such asset), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Measuring Debt” shall mean (a) all indebtedness of the Borrower and any entity in which Borrower owns a direct or indirect interest for borrowed money, (b) all obligations of the Borrower and any entity in which Borrower owns a direct or indirect interest for the deferred or future funding obligations (x) to borrowers under any mortgage or loan asset or (y) to sellers or others for the purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (d) any other indebtedness of Borrower and/or any entity in which Borrower owns a direct or indirect interest which is evidenced by a note, bond, debenture or similar instrument, (e) all obligations of Borrower and/or any entity in which Borrower owns a direct or indirect interest under any lease of property, real or personal, the obligations of any Borrower and any entity in which Borrower owns a direct or indirect interest in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of Borrower or such entity, (f) all obligations of Borrower and/or any entity in which Borrower owns a direct or indirect interest in respect of acceptances issued or created for the account of such Person, (g) all Guaranty Obligations of Borrower and/or any entity in which it owns a direct or indirect interest, (h) all reimbursement obligations for letters of credit and other contingent liabilities, (i) all liabilities secured by any Measurable Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (j) the net obligations (contingent or otherwise) of such Person at such date under interest rate hedging agreements; provided, that the term “Measuring Debt” shall exclude any construction financing liability of a Borrower Entity so long as such construction financing was previously approved by Lender in writing.

“Mezzanine Equity Collateral” shall mean, collectively, the “Pledged Securities” (as defined in each Mezzanine Pledge and Security Agreement) and all Proceeds thereof.

“Mezzanine Pledge and Security Agreement” shall mean, individually, each certain first priority, unless otherwise noted, Mezzanine Pledge and Security Agreement, each with respect to the Pledged Securities, dated as of the date hereof, from the applicable Borrower Entity, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto; and “Mezzanine Pledge and Security Agreements” shall mean the plural thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property encumbered thereby, those certain first priority, unless otherwise noted, Mortgages, Assignments of Leases and Rents and Security Agreements, Deeds of Trust, Assignments of Leases and Rents and Security Agreements and/or Deeds to Secure Debt, Assignment of Leases and Rents and Security Agreements, dated the date hereof, executed and delivered by each applicable Borrower Subsidiary as security for the Guaranty of Borrower Obligations, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan” shall mean, as applicable, each of the mortgage loans set forth on Schedule II hereto, together with the loan documents, scheduled monthly payments, principal prepayments, liquidation proceeds (whether upon initial foreclosure, final sale or otherwise), condemnation proceeds, insurance proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan for the benefit of the applicable Borrower Subsidiary; and “Mortgage Loan” shall also mean all loans made by the Borrower or any Borrower Subsidiary after the date hereof but only if and to the extent the same are in each instance approved in writing by Lender pursuant to the last sentence of Section 4.2.8.

“Mortgage Loan Collateral” shall mean, collectively, (i) each Mortgage Loan; (ii) all right, title and interest of the applicable Borrower Entity in, to and under any policy of insurance, including, without limitation, all fire and extended coverage insurance policies, payable by reason of loss or damage to a Mortgage Loan and any other Collateral; (iii) the related Mortgage Loan Documents, including, without limitation, the Mortgage Notes; (iv) all other claims and causes of action which the applicable Borrower Entity now has or may in the future acquire in its capacity as owner of such Mortgage Loan; (v) all “accounts”, “deposit accounts”, “general intangibles”, “instruments”, “securities”, “investment property” and “supporting obligations” (in each case as defined in the Uniform Commercial Code) constituting or relating to the foregoing; (vi) all books and records related to the foregoing; and (vii) all Proceeds of any of the foregoing (including, without limitation, any proceeds of insurance thereon).

“Mortgage Loan Documents” means the documents described on Schedule II attached hereto with respect to a particular Mortgage Loan.

“Mortgage Note” means the mortgage note or other evidence of indebtedness (including a lost note affidavit) of the Mortgagor under a Mortgage Loan and secured by the related Pledged Mortgage as identified and described on Schedule II.

“Mortgaged Property” shall have the meaning set forth in Section 3.3.18.

“Mortgaged Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against a Mortgaged Property or part thereof, together with all interest and penalties thereon.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“Negative Pledge Agreement” shall mean each of those Negative Pledge Agreements, dated as of the date hereof, executed and delivered by each applicable Borrower Subsidiary in favor of Lender; and “Negative Pledge Agreements” shall mean the plural thereof.

“Net Income” means, for any period, net income (or loss) of Borrower and Borrower’s wholly owned subsidiaries for such period determined on a consolidated basis (without duplication) in accordance with GAAP.

“Net Proceeds” shall mean: a. the net amount of all insurance proceeds payable as a result of a Casualty to an Individual Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such insurance proceeds, or b. the net amount of the Award relating to a Condemnation of an Individual Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Award.

“Note” shall have the meaning set forth in Section 2.1.2.

“Noteholder” shall have the meaning set forth in the Recitals.

“Notice” shall have the meaning set forth in Section 9.6.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall have the meaning set forth in Section 4.1.14(b).

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall mean such expenses actually paid or payable by Borrower in respect of all corporate overhead, including, without limitation, the ownership, operation, management, maintenance, repair and use, as applicable, of each Mortgage Loan and Individual Property, determined on an accrual basis, and, in accordance with GAAP, and, in all cases, subject to the prior written approval by Lender.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Mortgaged Property or Individual Property, now or hereafter levied or assessed or imposed against such Mortgaged Property or Individual Property, as applicable or any part thereof.

“Other Obligations” shall mean 1. the performance of all obligations of each Borrower Entity contained herein; 2. the performance of each obligation of each Borrower Entity contained in any other Loan Document; and 3. the performance of each obligation of each Borrower Entity contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” shall have the meaning set forth in Section 4.1.14(b).

“Permitted Encumbrances” shall mean, with respect to any Mortgaged Property or Individual Property, as applicable, collectively, 1. the Liens and security interests created by the Loan Documents, 2. all encumbrances and other matters disclosed in the Title Insurance Policy (or Mortgage Loan Title Insurance Policy with respect to a Mortgaged Property) and otherwise acceptable to Lender in its sole and absolute discretion, 3. Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, and 4. such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole and absolute discretion.

“Permitted Liens” means the Permitted Encumbrances and any Lien filed against any Collateral for a Mortgage Loan (other than the Mortgaged Property) and described on Schedule 3.3.18 attached hereto (as it may be supplemented from time to time upon prior written notice by the Borrower Entities to, and prior written consent from, Lender, in its sole and absolute discretion).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity of whatever nature, any Governmental Authority or any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Pledge Agreement” shall mean, individually, each Pledge and Security Agreement and Mezzanine Pledge and Security Agreement; and “Pledge Agreements” shall mean the plural thereof.

“Pledge and Security Agreement” shall mean, individually, each certain first priority, unless otherwise noted, Pledge and Security Agreement, each with respect to the Pledged Collateral, dated as of the date hereof, from the applicable Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time; and “Pledge and Security Agreements” shall mean the plural thereof.

“Pledged Asset Coverage Value” means the sum of the Gross Value of (i) the Collateral as of the date hereof and (ii) any additional assets pledged pursuant to the Pledge Agreements and the Guaranty of Borrower Obligations (and any Proceeds thereof).

“Pledged Mortgage” means a mortgage, deed of trust, security deed or other instrument securing a Mortgage Loan which creates a Lien on a Mortgaged Property.

“Policies” shall have the meaning set forth in Section 5.1.1(b).

“Post-Foreclosure Assignment of Leases” shall mean that certain Post-Foreclosure Assignment of Leases, by the applicable Borrower Subsidiary, in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing between the parties thereto.

“Post-Foreclosure Documents” shall mean, collectively, the Post-Foreclosure Assignment of Leases, the Post-Foreclosure Environmental Indemnity, the Post-Foreclosure Mortgage and all other documents, instruments, certificates or other agreements required by Lender to be executed and/or delivered in connection with a foreclosure of a Mortgaged Property.

“Post-Foreclosure Environmental Indemnity” shall mean that certain Post-Foreclosure Environmental Indemnity Agreement, by Borrower and the applicable Borrower Subsidiary, in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto.

“Post-Foreclosure Mortgage” shall mean, with respect to each Post-Foreclosure Property encumbered thereby, those certain first priority, unless otherwise noted, Mortgages, Assignments of Leases and Rents and Security Agreements, Deeds of Trust, Assignments of Leases and Rents and Security Agreements and/or Deeds to Secure Debt, Assignment of Leases and Rents and Security Agreements, to be executed and delivered by the applicable Borrower  Subsidiary as security for the Guaranty of Borrower Obligations, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto.

“Post-Foreclosure Property” shall mean any Mortgaged Property subject to a Foreclosure Proceeding.

“Preferred Equity Shares” shall have the meaning set forth in Section 10.1.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect on the date hereof and, in any event, shall include, without limitation, all dividends or other income from a Mortgage Loan, collections thereon or distributions with respect thereto.

“Property” shall mean, collectively, each and every Real Property which is subject to the terms of this Agreement and the other Loan Documents.

“Quarterly Payment Date” shall have the meaning set forth in the Note.

“Real Property” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Receiver” means any receiver(s) appointed from time to time with respect to a Foreclosure Proceeding.  The term “Receiver” shall include any agent acting on behalf of a Receiver.

“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, each Borrower Subsidiary, Manager or any of their respective agents or employees from any and all sources arising from or attributable to such Individual Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Real Property or rendering of services by Borrower, each Borrower Subsidiary, Manager or any of their respective agents or employees.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

"Rights Offering" shall mean that certain rights offering in the aggregate amount of Ten Million No/100 Dollars ($10,000,000) by the Borrower of securities that have substantially similar economic terms as the terms of the Loan Documents to its stockholders; provided, however, the Lender shall have the right, but not the obligation to purchase any amounts not subscribed for by the Borrower’s stockholders.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“SEC” means the Securities and Exchange Commission.

“Securities” shall have the meaning set forth in Section 10.3.4.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(b).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Stated Maturity Date” is defined in the Note.

“Survey” shall mean, with respect to an Individual Property or Mortgaged Property, a survey of such Individual Property or Mortgaged Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tangible Net Worth” means, the sum of (x) consolidated stockholders’ equity of Borrower and Borrower’s wholly owned subsidiaries determined in accordance with GAAP, less (without duplication), the sum of all intangibles determined in accordance with GAAP (including, without limitation, goodwill and deferred or capitalized acquisition costs) and less the equity in non-controlled subsidiaries plus (y) accumulated depreciation determined in accordance with GAAP.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Mortgaged Property or Individual Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of an Individual Property.

“Term” shall mean the entire term of this Agreement, which shall, except as otherwise provided herein, automatically expire upon the earlier to occur of (i) a permitted repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents, and (ii) the Conversion of the Note.

“Test Period” means the three (3) trailing quarters prior to any Determination Date.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to each Individual Property and insuring the valid, binding, enforceable, exclusive, perfected, first priority Lien of the Mortgages, subject to Permitted Encumbrances; and “Title Insurance Policies” shall mean the plural thereof.

“Transfer” shall have the meaning set forth in Section 4.2.1.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are a. direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and b. not subject to prepayment, call or early redemption.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

Section 1.2     Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to”.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1     The Loan.

2.1.1      Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower in a single draw and Borrower shall accept the Loan from Lender in the amount of Fifty Million and No/100 Dollars.  The Loan is not a revolving credit facility and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.2      The Note.  The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time in a writing executed by the parties thereto, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.3      Use of Proceeds.  Borrower shall use the proceeds of the Loan to: (a) recapitalize Borrower, including, without limitation, providing working capital and funding other general business needs of the Borrower and its subsidiaries, (b) to meet certain obligations with respect to the Real Property, including, without limitation, paying certain carrying costs associated with the ownership of such property and, as applicable, the development, redevelopment and construction with respect to certain of such properties; (c) to meet certain obligations with respect to and to enforce certain rights under the Collateral; (d) to originate and acquire Mortgage Loans, mezzanine loans, other debt instruments and equity and preferred equity interests or investments; (e) to pay costs and expenses incurred in connection with this Loan; and (f) such other purposes as may be approved by Lender in its sole discretion (the foregoing (a), (b), (c), (d), (e) and (f) being collectively referred to herein as “Approved Loan Purposes” and, individually, as an “Approved Loan Purpose”).

Section 2.2     Prepayments.

2.2.1      No Prepayments.  Except as otherwise provided in the Note, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.2.2      Common Stock Redemption.  If Borrower exercises its option to prepay the Note in accordance with the provisions of Section 6 of the Note, then Borrower shall, contemporaneously therewith, and as a condition precedent to Lender’s obligation to accept such prepayment, purchase 100% of the Lender Common Stock then held by Lender and/or any Affiliate of Lender as of the date of such prepayment for a purchase price equal to (i) if the Book Value of the Lender Common Stock is greater than the purchase price (the “Purchase Price”) of such Lender Common Stock when acquired by Lender, the sum of one half of the difference between the Book Value and the Purchase Price plus the Purchase Price, or (ii) if the Book Value of the Lender Common Stock is less than the Purchase Price, the Purchase Price; provided, however, that if Lender exercises its option to accept only a portion of the Debt in cash and to apply the balance to the preferred stock in Borrower pursuant to Lender’s Conversion Right, then Borrower shall only be obligated to purchase a pro-rata portion of the Lender Common Stock then held by Lender, as determined in accordance with the provisions of Section 8 of the Note, for a purchase price equal to (i) if the Book Value of the Lender Common Stock is greater than the Purchase Price, the sum of one half of the difference between the Book Value and the Purchase Price plus the Purchase Price, or (ii) if the Book Value of the Lender Common Stock is less than the Purchase Price, the Purchase Price.  Lender shall have the right, in its sole and absolute discretion, to waive, in whole, but not in part, Borrower’s obligation to so purchase the Lender Common Stock then held by Lender and/or any Affiliate of Lender.  For purposes of this Section 2.2.2, “Book Value” shall mean the book value of the Lender Common Stock as determined in accordance with GAAP for the calendar quarter immediately preceding the prepayment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1     Borrower and Borrower Subsidiary Representations, Generally.

Each Borrower Entity hereby represents and warrants to Lender that as of the date hereof:

3.1.1      Organization.  Each Borrower Entity is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each Borrower Entity has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.  To Borrower’s and the applicable Borrower Subsidiary’s actual knowledge, each Borrower Entity possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged other than those which would not have a Material Adverse Effect, and the sole business of such Borrower Entity is the ownership, management and operation of the applicable Property.

3.1.2      Proceedings.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower Entity and constitute a legal, valid and binding obligation of such Borrower Entity, enforceable against each Borrower Entity in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3      No Conflicts.  Except as identified on Schedule 3.1.3 attached hereto, the execution and delivery of this Agreement and the other Loan Documents by each Borrower Entity and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower Entity is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of any Borrower’s organizational documents or any agreement or instrument to which any Borrower Entity is a party or by which it is bound, or any order or decree applicable to any Borrower Entity, or result in the creation or imposition of any Lien on any of any Borrower Entity’s assets or property (other than pursuant to the Loan Documents), other than those that would not have a Material Adverse Effect.

3.1.4      Litigation.  Except as identified on Schedule 3.1.4 attached hereto, there is no action, suit, proceeding or investigation pending or, to the actual knowledge of each Borrower Entity, threatened against any Borrower Entity, the Manager or any Real Property in any court or by or before any other Governmental Authority which, if adversely determined, might reasonably be expected to adversely affect the condition (financial or otherwise) or business of any Borrower Entity (including the ability of such Borrower Entity to carry out the transactions contemplated by this Agreement), Manager or the condition or ownership of any Real Property.

3.1.5      Agreements.  No Borrower Entity is a party to any agreement or instrument or subject to any restriction which might reasonably be expected to have a Material Adverse Effect on (a) any Borrower Entity or any Real Property, or (b) any Borrower’s business, properties or assets, operations or condition, financial or otherwise.  No Borrower Entity is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would reasonably be expected to have a Material Adverse Effect on the condition (financial or other) or operations of any Borrower Entity or its respective properties or might have consequences that would reasonably be expected to have a Material Adverse Effect on its performance hereunder.  No Borrower Entity is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Real Property is bound.  Except as identified on Schedule 3.1.5 attached hereto, no Borrower Entity has any financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Borrower Entity is a party or by which any Borrower Entity or any Real Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Real Property and (b) obligations under the Loan Documents.

3.1.6      Consents.  Except as identified on Schedule 3.1.6 attached hereto, no consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Borrower Entity of, or compliance by any Borrower Entity with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by such Borrower Entity.

3.1.7      Title to Property.  Except as identified on Schedule 3.1.7 attached hereto, each applicable Borrower Entity has good, marketable and insurable fee simple title to the Real Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, binding, enforceable, exclusive, perfected, first priority Lien on such Borrower Entity’s interest in such Real Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances.  Except as identified on Schedule 3.1.7 attached hereto, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Real Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgages.  None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgages and this Agreement, (b) are reasonably likely to have a Material Adverse Effect on the value of any Individual Property, (c) impair the use or operations of any Individual Property (as currently used), or (d) impair any such Borrower Entity’s ability to pay its Obligations in a timely manner.

3.1.8      ERISA

(a)           No Plan Assets.  Except as identified on Schedule 3.1.8 attached hereto, as of the date hereof and throughout the Term (i) no Borrower Entity sponsors, is obligated to contribute to, or is itself and will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or 4975 of the Code, (ii) none of the assets of any Borrower Entity constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) no Borrower Entity is and nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and  transactions by or with any Borrower Entity are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents.

(b)           No Prohibited Transaction.  In furtherance of Section 3.1.8(a) above, the transactions contemplated by the Loan Documents do not constitute a “non-exempted prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code that will subject Lender to any tax, penalty, damages or any other claim or relief under ERISA or the Code or applicable similar laws.

3.1.9      Financial Information.  All financial data, including the statements of cash flow and income and operating expense, that have been made available to Lender in connection with the Loan (a) are true, complete and correct in all material respects as of the date thereof, (b) accurately represent the financial condition of the Collateral and the Real Property or the party that is the subject thereof as of the date thereof, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Except as identified on Schedule 3.1.9, or except as referred to or reflected in the Borrower’s financial statements, each Borrower Entity does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower Entity and can reasonably be expected to have a Material Adverse Effect on any Collateral or any Real Property or the ownership, management or operation thereof.  Since the date of the financial statements, except as set forth in the Form 10-K for the year ended 2010, (x) there has been no Material Adverse Effect upon the financial condition, operations or business of any Borrower Entity or any Collateral or Real Property from that set forth in said financial statements and (y) no assets or properties reflected on such financial statements has been sold, transferred, assigned, mortgaged, pledged or encumbered.

3.1.10    Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower Entity, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower Entity has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.11    Tax Filings.  To the extent required, each Borrower Entity has filed (or has obtained effective extensions for filing upon payment of all amounts necessary and sufficient therefor) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by such Borrower Entity.  Borrower Entity’s tax returns (if any) properly reflect, in all material respects, the income and taxes of such Borrower Entity for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.  There are no pending assessments or adjustments of any Borrower Entity’s income tax payable with respect to any year (i) to any Borrower Entity’s knowledge or (ii) of which such Borrower Entity has been notified in writing.

3.1.12    Solvency.  Each Borrower Entity (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in good faith in exchange for its Obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of each Borrower Entity’s assets exceeds and will, immediately following the making of the Loan, exceed each such Borrower Entity’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of each Borrower Entity’s assets is, and immediately following the making of the Loan, will be, greater than each Borrower Entity’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Each Borrower Entity’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Except as identified on Schedule 3.1.12, as of the date hereof, each Borrower Entity is solvent and able to pay its debts as they become due.  Each Borrower Entity will not incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).  No petition in bankruptcy has been filed against any Borrower Entity or any constituent Person of any Borrower Entity, and neither any Borrower Entity nor any constituent Person of any such Borrower Entity has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  As of the date the Loan is made to Borrower, neither any Borrower Entity nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any Borrower Entity’s assets or properties, and each Borrower Entity has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.13    ISDA Master Agreements.  Except as identified on Schedule 3.1.13 attached hereto, no Borrower Entity is a party to any ISDA Master agreement or any other swap or hedge agreement or similar arrangement.

3.1.14    Organizational Chart.  The organizational chart attached as Schedule 3.1.14, relating to each Borrower Entity and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.  No Person other than those Persons shown on Schedule 3.1.14 have any ownership interest in, or right of control, directly or indirectly, in any Borrower Entity.

3.1.15    Organizational Status.  Borrower’s exact legal name is:  IMH Financial Corporation.  Borrower is a corporation, and the jurisdiction in which Borrower is organized is:  Delaware.  Borrower’s Tax I.D. number is 81-0624254 and Borrower’s Delaware Organizational I.D. number is 3658098.  Each Borrower Subsidiary’s legal name, organizational type, jurisdiction of organization or formation, as applicable, Tax I.D. number and Organizational I.D. number are set forth on Schedule 1.1 attached hereto.

3.1.16    Bank Holding Company.  No Borrower Entity is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.17    FIRPTA.  No Borrower Entity is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.18    Investment Company Act.  No Borrower Entity is (i) registered or required to register as, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.19    Fiscal Year.  Each fiscal year of each Borrower Entity commences on January 1.

3.1.20    No Other Financing.  Except as identified on Schedule 3.1.5 attached hereto, (i) Borrower has not borrowed any funds which have not heretofore been repaid in full, except for the Loan, and (ii) no Borrower Subsidiary has borrowed any funds which have not heretofore been repaid in full.

3.1.21    Contracts.

(a)           Except as identified on Schedule 3.1.21 attached hereto, no Borrower Entity has entered into or is bound by, any Major Contract which continues in existence.

(b)           Except as identified on Schedule 3.1.21 attached hereto, each of the Major Contracts is in full force and effect, there are no monetary or other defaults by any Borrower Entity thereunder and, to the actual knowledge of each Borrower Entity, there are no monetary or other defaults thereunder by any other party thereto.  Except as identified on Schedule 3.1.21 attached hereto, no Borrower Entity, Manager or any other Person acting on any Borrower Entity’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)           Each Borrower Entity has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender pursuant to that certain Officer's Certificate delivered by Borrower to Lender on the date hereof, attaching thereto a compact disc containing such Major Contracts.

(d)           Except as identified on Schedule 3.1.21 attached hereto, no Major Contract has as a party an Affiliate of Borrower.  Except as identified on Schedule 3.1.21 attached hereto, all fees and other compensation for services previously performed under the Management Agreements have been paid in full to the extent due and payable.

(e)           Except as identified on Schedule 3.1.21 attached hereto, no Major Contract provides an indemnity to any party thereto (other than a Borrower Entity) for criminal acts, fraud, willful misconduct or gross negligence.

3.1.22    Full and Accurate Disclosure.  No statement of fact made by Borrower or the Borrower Subsidiaries in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained in the Loan Documents or therein not misleading.  There is no fact presently known to Borrower or the Borrower Subsidiaries which has not been disclosed to Lender which materially adversely affects Borrower or the Borrower Subsidiaries or might reasonably be expected to result in a Material Adverse Effect.

3.1.23    Other Obligations and Liabilities.  Except as identified on Schedule 3.1.23 attached hereto, no Borrower Entity has any liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, might have a Material Adverse Effect on any Borrower Entity, the Collateral, the Real Property and/or Borrower’s ability to pay the Debt.  Except as identified on Schedule 3.1.23 attached hereto, no Borrower Entity has any known material contingent liabilities.  Except as identified on Schedule 3.1.23 attached hereto, other than the Loan, the Borrower Entities, in the aggregate, do not have any Indebtedness in an amount greater than $20,000,000.

3.1.24    No Default.  To Borrower’s actual knowledge, no Default or Event of Default exists as of the date hereof.

3.1.25    Margin Stock.  None of the proceeds of the Loan will be used for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, or for any other purpose which would be inconsistent with such Regulation T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of this Agreement or the Loan Documents, and each Borrower Entity agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.

3.1.26    Additional Property.  Attached hereto as Schedule 3.1.26 is a list of all material assets owned by each Borrower Entity not otherwise identified on Schedule I or Schedule II.

3.1.27    Opinion of Counsel.  Borrower and each Borrower Subsidiary has delivered, as of the date hereof, to Lender (i) an opinion of O’Melveny & Myers LLP, special counsel for the Borrower, dated the Closing Date, and (ii) an opinion of special local counsel with respect to the enforceability, security and perfection of each Mortgage and the other Loan Documents to be recorded in the jurisdictions in which each applicable Individual Property is located.

3.1.28    Organizational Document Deliveries.  Borrower has delivered to Lender an Officer's Certificate attaching thereto a true, correct and complete certificate of the incorporation and good standing of the Borrower and certificates of the Secretary of State of the state or jurisdiction of incorporation, formation or organization of each of Borrower’s significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) certifying the due incorporation, formation or organization and the good standing of such entities.

3.1.29    Borrower has delivered to Lender an Officer's Certificate dated as of the Closing Date, as to (i) the resolutions consistent with Section 10.3.1 as adopted by the Board in a form reasonably acceptable to Lender, (ii) the certificate of incorporation of the Borrower, (iii) the by-laws of the Borrower, each as in effect as of the Closing Date, and (iv) the authority and incumbency of the officers of the Borrower executing this Agreement, in the form attached hereto as Exhibit E.

Section 3.2     Individual Property Representations.

3.2.1      Compliance.  Except as identified on Schedule 3.2.1 attached hereto, to Borrower’s actual knowledge, each Borrower Entity and each Individual Property (including, but not limited to, the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes.  No Borrower Entity is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of any Borrower Entity.  Except as identified on Schedule 3.2.1 attached hereto, no Borrower Entity has committed any act which may give any Governmental Authority the right to cause any Borrower Entity to forfeit any Real Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents.  To the extent applicable, the Individual Properties are used exclusively as permitted under their respective certificates of occupancy and all other appurtenant and related uses.  Except as identified on Schedule 3.2.1 attached hereto, no legal proceedings are pending or, to the actual knowledge of any Borrower Entity, threatened with respect to the zoning of any Individual Property.  Neither the zoning nor any other right to construct, use or operate any Individual Property is in any way dependent upon or related to any property other than such Individual Property.

3.2.2      Condemnation.  Except as identified on Schedule 3.2.2 attached hereto, no Condemnation or other proceeding is pending, or, to each Borrower Entity’s actual knowledge, is threatened or contemplated, with respect to all or any portion of any Individual Property, or any interest therein, for the relocation of roadways providing access to any Individual Property, or to enjoin or similarly prevent the contemplated construction or use of any Individual Property.

3.2.3      Easements; Utilities and Public Access.  Except as identified on Schedule 3.2.3 attached hereto, to the actual knowledge of the Borrower Entities, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder, to the extent the failure of which would reasonably be expected to have a Material Adverse Effect.  Except as identified on Schedule 3.2.3 attached hereto, and except as would otherwise be reasonably expected to have a Material Adverse Effect, to the actual knowledge of the Borrower Entities, each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses.  Except as identified on Schedule 3.2.3 attached hereto, and except for Individual Properties which are vacant land or are otherwise under development, all public utilities necessary or convenient to the full use and enjoyment of the Individual Property are located in the public right-of-way abutting such Individual Property, and all such utilities are connected so as to serve such Individual Property without passing over other property absent a valid irrevocable easement.  Except as identified on Schedule 3.2.3 attached hereto, all roads necessary for the use of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.2.4      Separate Lots.  Except as identified on Schedule 3.2.4 attached hereto, each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Individual Property.

3.2.5      Assessments.  Except as identified on Schedule 3.2.5 attached hereto, to Borrower’s actual knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any of the Individual Property, nor, to Borrower’s actual knowledge, are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

3.2.6      Assignment of Leases.  Each Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate each Individual Property.  Except as identified on Schedule 3.2.6 attached hereto, no Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.2.7      Insurance.  Pursuant to that certain Officer's Certificate delivered by Borrower to Lender attaching thereto a compact disc containing such Policies described herein, each Borrower Entity has obtained and has delivered to Lender original or certified copies of all of the Policies, which Policies are identified on Schedule 3.2.7 attached hereto, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Except as identified on Schedule 3.2.7 attached hereto, no claims have been made under any of the Policies, and no Person, including each Borrower Entity, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.2.8      Licenses.  Except as identified on Schedule 3.2.8 attached hereto, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required of each Borrower Entity for the legal use, occupancy and operation of each Individual Property as currently used (collectively, the “Licenses”), have been obtained and are in full force and effect, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.  Borrower shall, and shall cause each Borrower Subsidiary to, keep and maintain all Licenses necessary for the operation of such Individual Property as currently used, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.  The use being made of each Individual Property is in material conformity with the certificate of occupancy issued for such Individual Property and all other restrictions, covenants and conditions affecting such Individual Property.

3.2.9      Flood Zone.  Except as identified on Schedule 3.2.9 attached hereto, none of the Improvements on any Individual Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Individual Property.

3.2.10    Physical Condition.  Except as set forth on Schedule 3.2.10 attached hereto, each Individual Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s actual knowledge, there exists no structural or other defects or damages in any Individual Property, whether latent or otherwise, and no Borrower Entity has received notice from any insurance company or bonding company of any defects or inadequacies in such Individual Property, or any part thereof, which would materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.2.11    Intentionally omitted.

3.2.12    Leases.  The rent roll with respect to each Individual Property attached hereto as Schedule 3.1.12 is true, complete and correct in all material respects and no Individual Property is subject to any Leases other than the Leases described in Schedule 3.1.12.  Each applicable Borrower Entity is the owner and lessor of landlord’s interest in the Leases with respect to each Individual Property.  No Person has any possessory interest in the Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases.  Except as identified on Schedule 3.1.12 attached hereto, the Leases identified on Schedule 3.1.12 are in full force and effect and, to Borrower’s actual knowledge, there are no material defaults thereunder by either party, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.  The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto.  No Rent (including security deposits) has been paid more than one (1) month in advance of its due date.  All work to be performed by each Borrower Entity as of the date hereof, under each Lease has been performed as required in all material respects and has been accepted by the applicable Tenant if required by the terms of the Lease.  Except as identified on Schedule 3.1.12 attached hereto, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower Entity to any Tenant has already been received by such Tenant.  Except as identified on Schedule 3.1.12 attached hereto, the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Individual Property and have commenced the payment of full, unabated rent under the Leases.  Each Borrower Entity has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Individual Property which have not been applied (including accrued interest thereon), all of which have been used in accordance with the applicable Lease, are held by the applicable Borrower Entity in accordance with the terms of the applicable Lease and applicable Legal Requirements.  To Borrower’s actual knowledge, no Tenant under a Lease is subject to any bankruptcy or reorganization proceedings.  No Tenant under any Lease (or any sublease) is an Affiliate of any Borrower Entity.  Except as identified on Schedule 3.1.12 attached hereto, the Tenants under the Leases are open for business and paying full, unabated rent.  There are no brokerage fees or commissions due and payable in connection with the leasing of space at the Individual Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, excepting by reason of any extension of such Lease or expansion of the space leased thereunder, and as has previously been disclosed to Lender in writing.  Except as identified on Schedule 3.1.12 attached hereto, there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.  No Tenant listed on Schedule 3.1.12 has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises.  No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  Except as identified on Schedule 3.1.12 attached hereto, no Tenant under any Lease has any right or option for additional space in the Improvements.

3.2.13    Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes due and payable under applicable Legal Requirements in connection with the transfer of any Individual Property to any Borrower Entity have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax due and payable under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith.  All taxes and governmental assessments due and payable in respect of the Individual Property have been paid or are insured against by the Title Insurance Policy.

3.2.14    No Casualty.  Except as identified on Schedule 3.2.14 attached hereto, the Improvements have suffered no casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.2.15    Purchase Options.  Except as identified on Schedule 3.2.15 attached hereto, no Individual Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.2.16    Use of Property.  Each Individual Property consists solely of the structures described on Schedule I attached hereto and related operations, and is used only for legally permitted purposes.

3.2.17    Illegal Activity.  No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

3.2.18    Availability of Utilities.  With respect to any Individual Property that is under construction or repair, all utility services and facilities necessary and sufficient for the contemplated construction and development of the Individual Property have been, or will be, completed in accordance with the Legal Requirements and, upon completion of construction, the operation, use and occupancy of the Individual Property for its intended purposes, including, but not limited to, water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities, and drainage, are presently available to the boundaries of the Individual Property through dedicated public rights of way or through perpetual private easements, approved by Lender, with respect to which the Mortgage creates a valid, binding, enforceable, exclusive, perfected, first priority Lien (subject only to the Permitted Encumbrances).

Section 3.3     Mortgage Loan Representations.  Each Borrower Entity makes the following representations and warranties with respect to the individual Mortgage Loan owned by Borrower Entity:

3.3.1      Separate Lots.  Each Mortgaged Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Mortgaged Property.

3.3.2      Assessments.  Except as identified on Schedule 3.3.2 attached hereto, to Borrower’s actual knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any of the Mortgaged Property, nor are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

3.3.3      Insurance.  Each Borrower Entity has obtained from the Mortgagor and has delivered to Lender original or certified copies of all of the title insurance policies with respect to each Mortgaged Property (pursuant to that certain Officer's Certificate delivered by Borrower to Lender on the date hereof, attaching thereto a compact disc containing such title policies), with all premiums prepaid thereunder, each of which is identified on Schedule 3.3.3 attached hereto, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Except as identified on Schedule 3.3.3 attached hereto, no claims have been made under any of the insurance policies with respect to any Mortgaged Property, and no Person, including any Mortgagor or Borrower Entity, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.3.4      Licenses.  All Licenses required of each Borrower Entity or Mortgagor for the legal use, occupancy and operation of each Mortgaged Property as currently used, have been obtained and are in full force and effect.  Borrower shall, and shall cause each Borrower Subsidiary to, cause each Mortgagor to keep and maintain all Licenses necessary for the operation of such Mortgaged Property as currently used as of the date hereof.  The use being made of each Mortgaged Property is in material conformity with the certificate of occupancy issued for such Mortgaged Property and all other restrictions, covenants and conditions affecting such Mortgaged Property, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect

3.3.5      Flood Zone.  Except as identified on Schedule 3.3.5 attached hereto, none of the Improvements on any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located, the flood insurance required pursuant to Section 5.1.1(a) hereof, which shall be applicable to such Mortgaged Property, and is in full force and effect with respect to the Mortgaged Property.

3.3.6      Physical Condition.  Except as set forth on Schedule 3.3.6 attached hereto, each Mortgaged Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s actual knowledge, there exists no structural or other defects or damages in any Mortgaged Property, whether latent or otherwise, and no Mortgagor nor any Borrower Entity has received notice from any insurance company or bonding company of any defects or inadequacies in such Mortgaged Property, or any part thereof, which would materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.3.7      Intentionally omitted.

3.3.8      Leases.  The rent roll with respect to each Mortgaged Property attached hereto as Schedule 3.3.8 is true, complete and correct and no Mortgaged Property is subject to any Leases other than the Leases described in Schedule 3.3.8.  Each applicable Mortgagor is the owner and lessor of landlord’s interest in the Leases with respect to each Mortgaged Property, and each applicable Borrower Entity is the collateral assignee and beneficiary of landlord’s interest in the Leases with respect to each Mortgaged Property.  No Person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases.  Except as identified on Schedule 3.3.8 attached hereto, the Leases identified on Schedule 3.3.8, to Borrower’s actual knowledge, are in full force and effect and there are no defaults thereunder by either party, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, except to the extent such defaults would not reasonably be expected to have a Material Adverse Effect.  The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto.  No Rent (including security deposits) has been paid more than one (1) month in advance of its due date.  All work to be performed as of the date hereof, by each Borrower Entity or Mortgagor, as applicable, under each Lease has been performed as required and has been accepted by the applicable Tenant.  Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower Entity or Mortgagor, as applicable, to any Tenant has already been received by such Tenant.  To the extent required by the applicable Lease, the Tenants under the Leases have accepted possession of and, except as identified on Schedule 3.3.8 attached hereto, are in occupancy of all of their respective demised Mortgaged Property and have commenced the payment of full, unabated rent under the Leases.  Each Borrower Entity has made available to Lender a true, correct and complete list of all security deposits made by Tenants at the Mortgaged Property which have not been applied (including accrued interest thereon), all of which are held, or have been used, by the applicable Borrower Entity or Mortgagor, as applicable, in accordance with the terms of the applicable Lease and applicable Legal Requirements.  Except as identified on Schedule 3.3.8 attached hereto, each Tenant under a Lease is free from bankruptcy or reorganization proceedings.  No Tenant under any Lease (or any sublease) is an Affiliate of any Borrower Entity or Mortgagor.  Except as identified on Schedule 3.3.8 attached hereto, the Tenants under the Leases are open for business and paying full, unabated rent.  There are no brokerage fees or commissions due and payable in connection with the leasing of space at the Mortgaged Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing.  Except as identified on Schedule 3.3.8 attached hereto, there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect, other than by a Mortgagor to the applicable Borrower Entity.  No Tenant listed on Schedule 3.3.8 has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises.  No Tenant under any Lease has any right or option for additional space in the Improvements.

3.3.9      Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes due and payable under applicable Legal Requirements in connection with the transfer of any Mortgaged Property to any Mortgagor have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax due and payable under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Pledged Mortgages, have been paid if due and payable or are being paid simultaneously herewith.  All taxes and governmental assessments due and payable in respect of the Mortgaged Property have been paid or are insured against by the Title Insurance Policy.

3.3.10    No Casualty.  Except as identified on Schedule 3.3.10 attached hereto, no Improvements on any Mortgaged Property have suffered any casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.3.11    Purchase Options.  No Mortgaged Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.3.12    Use of Mortgaged Property.  Each Mortgaged Property consists solely of the structures described on Schedule 3.3.18 attached hereto and related operations, and is used only for legally permitted purposes.

3.3.13    Illegal Activity.  No portion of any Mortgaged Property has been or will be purchased with proceeds of any illegal activity.

3.3.14    OFAC.  Each Borrower Entity (i) has complied with all applicable anti-money laundering laws and regulations, including the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); (ii) has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws; (iii) has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question; and (iv) maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.  No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

3.3.15    Information Regarding Mortgagor.  To the actual knowledge of each Borrower Entity, all information supplied by, on behalf of, or concerning the related Mortgagor is true, accurate and complete in all material respects and does not contain any statement that is or will be inaccurate or misleading in any material respect.

3.3.16    Status of Mortgagor.  The Mortgagor is (i) an entity organized under the laws of a state or commonwealth of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and (ii) not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

3.3.17    Mortgagor Fee Interest.  The Mortgagor under the Mortgage Loan has good and indefeasible fee simple to the related Mortgaged Property comprising real estate subject to any Permitted Encumbrances.

3.3.18    Creation; Perfection; Priority of Security Interest.  Each Mortgage Loan is secured by a Pledged Mortgage that establishes and creates a valid, binding, enforceable, exclusive, perfected, first priority subsisting Lien on the related underlying real estate directly or indirectly securing or supporting such Mortgage Loan (the “Mortgaged Property”), free and clear of any Liens other than Permitted Encumbrances.  Each Mortgaged Property is identified on Schedule 3.3.18 attached hereto.  Such Pledged Mortgage, together with any separate security agreement, Uniform Commercial Code financing statements or similar agreement, if any, establishes and creates a security interest in favor of the applicable Borrower Entity in all personal property owned by the Mortgagor that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a Uniform Commercial Code financing statements under the Uniform Commercial Code as in effect in the relevant jurisdiction, the proceeds arising from the Mortgaged Property and other collateral securing such Mortgage Loan, free and clear of any Liens other than Permitted Liens.  There exists with respect to such Mortgaged Property an assignment of leases and rents provision, either as part of the related Pledged Mortgage or as a separate document or instrument, which establishes and creates a security interest in and to leases and rents arising in respect of the related Mortgaged Property, free and clear of any Liens other than Permitted Encumbrances.  Subject to Permitted Liens, no person other than the related Mortgagor and the applicable Borrower Subsidiary, as mortgagee, owns any interest in any payments due under the related leases.  The related Pledged Mortgage or such assignment of leases and rents provision provides for the appointment of a receiver for rents or allows the holder of the related Pledged Mortgage to enter into possession of the related Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Pledged Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Mortgage Loan Documents.  Except as identified on Schedule 3.3.18 attached hereto, as of the origination date of the Mortgage Loan, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the related Mortgaged Property that are or may be prior or equal to the Lien of the Pledged Mortgage, except those that are insured against pursuant to the applicable Mortgage Loan Title Policy. As of the date hereof, except as set forth on Schedule 3.3.18 attached hereto, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the related Mortgaged Property that are or may be prior or equal in priority to the Lien of the Pledged Mortgage, except those that are insured against pursuant to the applicable Mortgage Loan Title Policy.  No (a) Mortgaged Property secures any mortgage loan other than the Mortgage Loan, except as otherwise noted on Schedule 3.3.18(a), (b) Mortgage Loan is cross-defaulted with any other Mortgage Loan, other than as listed on Schedule 3.3.18(b), or (c) Mortgage Loan is secured by property that is not a Mortgaged Property.  Borrower and each applicable Borrower Subsidiary are in possession of all original Mortgage Notes delivered or required to be delivered in connection with each Mortgage Loan.

3.3.19    Mortgage Loan Title Policy.  Each applicable Borrower Entity has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Mortgage Loan and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Mortgage Loan Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the applicable Mortgaged Property is located, covering the portion of each Mortgaged Property comprised of real estate and insuring that the related Pledged Mortgage is a valid, binding, enforceable, exclusive, perfected, first priority Lien in the original principal amount of the related Mortgage Loan on the Mortgagor’s fee simple interest in such Mortgaged Property comprised of real estate subject only to Permitted Encumbrances.  To Borrower’s actual knowledge, such Mortgage Loan Title Policy was issued in connection with the origination of the related Mortgage Loan. No claims have been made under such Mortgage Loan Title Policy.  Such Mortgage Loan Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of the Mortgage Loan and its successors and/or assigns. No holder of the related Pledged Mortgage has done, by act or omission, anything that would, and no Borrower Entity has any actual knowledge of any other circumstance that would, impair the coverage under such Mortgage Loan Title Policy.

3.3.20    Assignment of Mortgage.  The related Assignment of Mortgage and the related assignment of the assignment of leases and rents executed in connection with each Pledged Mortgage, if any, have been recorded in the applicable jurisdiction (or, if not recorded, have been submitted for recording or are in recordable form) and constitute the legal, valid and binding assignment of such Pledged Mortgage and the related assignment of leases and rents from the applicable Borrower Entity to Lender.  The endorsement of the related Mortgage Note by the applicable Borrower Entity constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents, legally and validly conveys all right, title and interest in such Mortgage Loan and the Mortgage Loan Documents to Lender, except as otherwise identified on Schedule 3.3.20 attached hereto.

3.3.21    Mortgage Loan Document.  Each imaged Mortgage Loan Document represents a true, complete, and correct copy of the original Mortgage Loan Document in all respects, including all signatures conforming with signatures contained in the original Mortgage Loan Document, no information having been added or deleted, and no imaged Mortgage Loan Document having been manipulated or altered in any manner. Each imaged Mortgage Loan Document is clear and legible, including accurate reproductions of photographs. No original Mortgage Loan Documents have been or will be altered in any manner.

3.3.22    Payments Under Mortgage Loan.  Except as otherwise identified on Schedule 3.3.22 attached hereto, (i) no payment of principal and/or interest on any Mortgage Loan is past due, such that late charges would be assessable as of the date hereof and (ii) no Mortgage Loan has been delinquent more than once in the 12-month period prior to the date hereof.

3.3.23    Origination Practices.  The origination and collection practices used by each applicable Borrower Entity with respect to each Mortgage Note and Pledged Mortgage are in compliance in all material respects with applicable laws.  Each Mortgage Loan will be serviced by the applicable Borrower Entity in accordance with the terms of the Mortgage Loan Documents, subject to such Borrower Entity’s right to extend, amend or restructure the terms of the Mortgage Loan Documents in furtherance of a work-out permitted by the terms of this Agreement.

3.3.24    Mortgage Loan Information.  Each Borrower Entity has provided Lender all information regarding each Mortgage Loan required to be delivered pursuant to this Agreement and all such information is, to Borrower’s and the applicable Borrower Subsidiary’s actual knowledge, true, accurate and complete in all material respects.

3.3.25    Origination Information.  In the case of a particular Mortgage Loan, to the actual knowledge of the Borrower and the applicable Borrower Subsidiary, all origination information and data provided by Borrower and such Borrower Subsidiary with respect to such Mortgage Loan is true and correct in all material respects as of the origination date and as of the date hereof.

3.3.26    Borrower Entity Actions.  In the case of a particular Mortgage Loan, from and after the date of the origination of such Mortgage Loan, to the actual knowledge of Borrower and the applicable Borrower Subsidiary, no Borrower Entity has committed any negligent act or omission that has had a material adverse effect on the value of the related Pledged Mortgage or Mortgaged Property.

3.3.27    Mortgage Loan Recourse.  Except as set forth on Schedule 3.3.27 attached hereto, each Mortgage Loan provides that the Mortgage Loan is recourse to the Mortgagor, any maker of any Mortgage Note or any guarantor thereunder, with respect to actual losses, liabilities, costs and damages arising from one or more of the following acts of the related Mortgagor and/or its principals: (i) fraud or misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) any act of actual waste, and (iv) any breach of the environmental covenants contained in the related Mortgage Loan Documents.

3.3.28    Practical Realization.  The Mortgage Loan Documents for each Mortgage Loan contain enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non judicial foreclosure, and there is no exemption available to the related Mortgagor that would interfere with such right of foreclosure except (i) any statutory right of redemption or (ii) any limitation arising under anti-deficiency laws or by bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.3.29    Enforceability.  Each of the related Mortgage Notes and Pledged Mortgages are the legal, valid and binding obligations of the related Mortgagor and each of the other related Mortgage Loan Documents is the legal, valid and binding obligation of the parties thereto (subject to any non recourse provisions therein), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Mortgage Loan Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but the inclusion of such provisions does not render any of the Mortgage Loan Documents invalid as a whole, and such Mortgage Loan Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the principal rights and benefits afforded thereby.

3.3.30    No Modification.  The terms of the Mortgage Loans or the related Mortgage Loan Documents, have not been altered, impaired, modified or waived in any respect since the date of the origination of such Mortgage Loan, except as provided on Schedule 3.3.30.

3.3.31    Deeds of Trust.  With respect to each Pledged Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with applicable law, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor other than de minimis fees paid in connection with the release of the related Mortgaged Property or related security for such Mortgage Loan following payment of such Mortgage Loan in full.

3.3.32    Status of Mortgage Loan.  Except as identified on Schedule 3.3.32 attached hereto, no Mortgage Loan has been satisfied, canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Mortgage Loan Document.

3.3.33    No Set-Off.  Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Mortgage Loan nor any of the related Mortgage Loan Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Mortgage Loan Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Mortgage Loan Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

3.3.34    Defaults.  As of the date hereof, except as otherwise identified on Schedule 3.3.34, (a) there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Mortgage Loan Documents, giving effect to any applicable notice and/or grace period; (b) no such default or breach has been waived by any Borrower Entity or on its behalf or, by any Borrower Entity’s predecessors in interest with respect to the Mortgage Loans; and (c) no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Mortgage Loan Documents.  Except as otherwise identified on Schedule 3.3.34 attached hereto, (i) no Mortgage Loan has been accelerated and (ii) no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage.  Except as identified on Schedule 3.3.34 attached hereto, no Borrower Entity has waived any claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

3.3.35    Disbursements.  Except as otherwise identified on Schedule 3.3.35 attached hereto, which Schedule 3.3.35, to the actual knowledge of each Borrower Entity, provides a true, correct and complete statement, in all material respects, by each Borrower Entity as to the reason for the partial disbursement of the principal amount of such Mortgage Loan, the principal amount of each Mortgage Loan has been fully disbursed as of the date hereof (except for certain amounts that were fully disbursed by the mortgagee, but escrowed pursuant to the terms of the related Mortgage Loan Documents), and there are no future advances required to be made by any Borrower Entity or any mortgagee under any of the related Mortgage Loan Documents.  Any requirements under the related Mortgage Loan Documents regarding the completion of any on-site or off-site improvements and to disbursements of any escrow funds therefor have been or are being complied with or such escrow funds are still being held.  The value of the Mortgaged Property relative to the value reflected in the most recent appraisal thereof is not impaired by any improvements that have not been completed.  No Borrower Entity has, nor, have any of its agents or predecessors in interest with respect to the Mortgage Loans, in respect of such Mortgage Loan, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor other than (a) interest accruing on such Mortgage Loan from the date of such disbursement of such Mortgage Loan to the date which preceded by thirty (30) days the first payment date under the related Mortgage Note and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Mortgage Loan.

3.3.36    Capitalization; Equity Interests; Negative Amortization.  Except as otherwise identified on Schedule 3.3.36 attached hereto, no Mortgage Loan has capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow or negative amortization accrues or is due thereon.

3.3.37    Compliance.  The terms of the Mortgage Loan Documents evidencing such Mortgage Loan comply in all material respects with all applicable local, state and federal laws, and regulations and each Borrower Entity has complied in all material respects with all requirements pertaining to the origination, funding and servicing of the Mortgage Loans, including, but not limited to, usury and any and all other requirements of any federal, state or local law.

3.3.38    Zoning; Licenses.  Except as otherwise identified on Schedule 3.3.38 attached hereto, the related Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all material restrictive covenants of record applicable to such Mortgaged Property and applicable zoning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Mortgaged Property have been obtained and are in full force and effect, other than to the extent (a) any non-compliance with applicable zoning laws is insured by an ALTA lender’s title insurance policy (or binding commitment therefor), or the equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, or (b) the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not impair or materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan.

3.3.39    Mortgaged Property Charges.  All (a) Mortgaged Property Taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the date hereof in respect of the related Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a Lien on such Mortgaged Property having priority over the related Pledged Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the date hereof in respect of the related Mortgaged Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established.  Except as identified on Schedule 3.3.39 attached hereto, as of the date of origination, the related Mortgaged Property consisted of one or more separate and complete tax parcels.

3.3.40    Intentionally omitted.

3.3.41    Status of Mortgaged Property.  As of the date of the applicable engineering report related to the Mortgaged Property, and subject thereto, and, as of the date hereof, the related Mortgaged Property is either (i) in good repair, free and clear of any damage that would materially adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use and operation of the Mortgaged Property as it was being used or operated as of the origination date or (ii) escrows in an amount consistent with the standard utilized by each Borrower Entity with respect to similar loans it holds for its own account have been established.  Except as identified as set forth on Schedule 3.3.41, the Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, or for which escrows in an amount consistent with the standard utilized by such Borrower Entity with respect to loans it holds for its own account have not been established.

3.3.42    Ownership of Collateral.  Each Borrower Entity owns and has good and marketable title to such Collateral and related contractual rights free and clear of any Lien (other than Permitted Liens).

3.3.43    Utilities.  Except as set forth on Schedule 3.3.43, all utility services and facilities necessary and sufficient for the contemplated construction and development of the Mortgaged Property have been completed substantially in accordance with the Legal Requirements and, upon completion of construction, the operation, use and occupancy of the Mortgaged Property for its intended purposes, including, but not limited to, water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities, and drainage, will be available to the boundaries of the Mortgaged Property through dedicated public rights of way or through perpetual private easements, approved by Borrower, with respect to which the Pledged Mortgage creates a valid, binding, enforceable, exclusive, perfected, first priority Lien (subject only to the Permitted Encumbrances).

3.3.44    Condemnation.  Except as set forth on Schedule 3.3.44, no Condemnation or other proceeding is pending, or, to each Borrower Entity’s actual knowledge, is threatened or contemplated, with respect to all or any portion of the Mortgaged Property, or any interest therein, for the relocation of roadways providing access to any Mortgaged Property, or to enjoin or similarly prevent the contemplated construction or use of the Mortgaged Property.

3.3.45    Access to Mortgaged Property.  All curb cuts and driveway permits necessary for access to any Mortgaged Property are existing or will exist at the time necessary for the construction and operation of any Mortgaged Property.

Section 3.4     Survival of Representations.

The representations and warranties set forth in Sections 3.1, 3.2 and 3.3 and elsewhere in this Agreement and the other Loan Documents shall survive until the Obligations have been paid and performed in full, however, in all events, they shall automatically expire on the Conversion Date.

ARTICLE 4

BORROWER COVENANTS

Section 4.1     Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that throughout the Term:

4.1.1      Payment and Performance of Obligations.  Borrower shall, and shall cause each Borrower Subsidiary to, pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

4.1.2      Existence; Compliance with Legal Requirements.  Each Borrower shall, and shall cause each Borrower Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, material licenses, material permits and material franchises and comply in all material respects with all Legal Requirements applicable to it, each Mortgage Loan and each Real Property, subject, in all respects, to the terms of each Approved Annual Budget.  There shall never be committed by any Borrower Entity and Borrower shall not, and shall cause each Borrower Subsidiary not to, permit any other Person in occupancy of or involved with the operation or use of any Real Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Real Property or any part thereof or any monies paid in performance of any Borrower Entity’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to, and shall cause each Borrower Subsidiary not to, commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall, and shall cause each Borrower Subsidiary to, at all times maintain, preserve and protect all franchises and trade names and preserve the remainder of its property used or useful in the conduct of its business and shall keep the Real Property in good working order and repair and consistent with the Annual Approved Budget, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages.  Borrower shall, and shall cause each Borrower Subsidiary to, keep the Real Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

4.1.3      Taxes and Other Charges.  (a) Subject, in all respects, to the terms of each Approved Annual Budget, Borrower shall, and shall cause each Borrower Subsidiary to, pay all Mortgaged Property Taxes, Company Taxes, Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and, upon Lender's written request, shall furnish to Lender receipts for the payment of the Mortgaged Property Taxes, the Company Taxes, Taxes and the Other Charges prior to the date the same shall become delinquent.  Borrower will, and shall cause each Borrower Subsidiary to, deliver to Lender, upon Lender's written request, receipts for payment or other evidence reasonably satisfactory to Lender that the Mortgaged Property Taxes, the Company Taxes, the Taxes and Other Charges have been so paid no later than ten (10) days prior to the date on which the Mortgaged Property Taxes, the Company Taxes, the Taxes and/or Other Charges would be delinquent if not paid.  Subject in all respects to the prior written consent of Lender, Borrower shall not, and shall not permit any Borrower Subsidiary to, permit or suffer, and Borrower shall, and shall cause each Borrower Subsidiary to, promptly discharge, any Lien or charge against any Mortgaged Property, if and to the extent permitted pursuant to the applicable Mortgage Loan Documents, and the Real Property, and Borrower shall, and shall cause each Borrower Subsidiary to, promptly pay before delinquency for all utility services provided to the Real Property.  After prior notice to Lender, and provided such action is in accordance with the Approved Annual Budget, then each Borrower Entity may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Mortgaged Property Taxes, Company Taxes, Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted substantially in accordance with all applicable statutes, laws and ordinances; (iii) neither any Mortgaged Property, any Real Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) failure to pay such Mortgaged Property Taxes, Company Taxes, Taxes or Other Charges will not subject Lender to any civil or criminal liability, (v) such contest shall not affect the ownership, use or occupancy of any Mortgaged Property or any Individual Property, and (vi) Borrower shall, and shall cause each Borrower Subsidiary to, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i)–(v) of this Section 4.1.3.  Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Mortgaged Property or Real Property (or any part thereof or interest therein), as applicable, shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of a Mortgage or Pledged Mortgage being primed by any related Lien.

4.1.4      Litigation.  Borrower shall, and shall cause each Borrower Subsidiary to, give prompt notice to Lender of any litigation or governmental proceedings pending or, to its actual knowledge, threatened against any Real Property or any Borrower Entity which might reasonably be expected to materially adversely affect any Real Property or any Borrower Entity’s condition (financial or otherwise) or business (including any Borrower Entity’s ability to perform its Obligations hereunder or under the other Loan Documents).  Each written notice described in the immediately preceding sentence shall be accompanied by a general statement by Borrower and the applicable Borrower Subsidiary, if any, setting forth material details of the occurrence referred to therein and stating what action Borrower and such Borrower Subsidiary, if any, propose to take with respect thereto.

4.1.5      Access to Property.  Upon prior written notice from Lender to Borrower in each instance, Borrower shall, and shall cause each Borrower Subsidiary to, permit agents, representatives, consultants and employees of Lender to inspect any of its properties, including, without limitation, any Collateral and any Individual Property, to review reports, files, and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions and finances with its directors, officers, or representatives from time to time during reasonable business hours; provided, that if a Default or Event of Default exists, Lender may inspect any such Borrower Entity’s Collateral and Real Property and related files at any time upon written notice to Borrower.  Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Real Property, subject to the rights of Tenants under Leases.

4.1.6      Further Assurances; Supplemental Mortgage Affidavits.  Borrower shall, and shall cause each Borrower Subsidiary to:

(a)           furnish (or make available) to Lender, upon prior written request, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, in its possession and each and every other document, certificate, agreement and instrument required to be furnished (or made available) by any Borrower Entity pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in writing in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require of Borrower in writing; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances in furtherance of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.7      Financial Reporting.

(a)           Borrower shall, and shall cause each Borrower Subsidiary to, submit to Lender by November 1 of each year the Annual Budget for the succeeding Fiscal Year for the applicable Mortgage Loan and each Real Property.  Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld or delayed so long as no Event of Default has occurred) and Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget”.  In the event that any Borrower Entity incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall, and shall cause each applicable Borrower Subsidiary to, promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably denied or delayed.  Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and any other applicable change and circumstance).  Neither any Borrower Entity nor any Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender, in each instance, which approval shall not be unreasonably denied or delayed.

(b)           Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year (or, if later, within the extended filing period permitted by Rule 12b-25 under the Exchange Act), Borrower shall, and shall cause each Borrower Subsidiary to, provide to Lender true and complete copies of its financial statements, which include a balance sheet, statement of income, statement of cash flows, and statements of shareholders equity prepared in conformity with GAAP. All such financial statements shall be audited by a nationally recognized accounting firm reasonably acceptable to Lender. All such financial statements shall include activity of Borrower and each of the Borrower Subsidiaries prepared on a consolidated basis.  The Borrower will also provide to Lender a budget to actual variance analysis with summary explanations as to all material variances. Notwithstanding the foregoing, if Borrower utilizes the extended filing period pursuant to the parenthetical in the first sentence of this Section 4.1.7(b), the Borrower shall provide Lender with a draft of the financial statements no later than ninety (90) days after the end of the fiscal year.  In addition, Borrower shall, and shall cause each Borrower Subsidiary to, provide to Lender any additional financial information reasonably requested by Lender to Borrower in writing. All financial information provided to Lender under this Section 4.1.7(b) shall be accompanied by a Compliance Certificate in a form consistent with Schedule 4.1.7(b) of this Agreement signed by the Chief Financial Officer of Borrower.

(c)           Monthly Financial Statements.  Within thirty (30) days after the end of each month, Borrower shall, and shall cause each Borrower Subsidiary to, provide to Lender true and complete copies of its unaudited financial statements, which include a balance sheet, statement of income, statement of cash flows, and statements of shareholders equity prepared in conformity with GAAP.  All such unaudited financial statements shall include activity of Borrower and the Borrower Subsidiaries prepared on a consolidated basis, and shall contain a certification that Borrower is in material compliance with the terms of the Loan Documents.  In addition, Borrower shall, and shall cause each Borrower Subsidiary to, provide any additional financial information reasonably requested by Lender of Borrower in writing. All financial information provided to Lender under this Section 4.1.7(c) shall be accompanied by a Compliance Certificate in a form consistent with Schedule 4.1.7(c) of this Agreement signed by the Chief Financial Officer of Borrower.

(d)           Other Monthly Reporting.  Borrower shall, and shall cause each Borrower Subsidiary to, provide to Lender any other monthly reports as mutually agreed upon by Borrower and Lender.

(e)           Additional Reporting. Borrower shall, and shall cause each Borrower Subsidiary to, provide to Lender such further documents and information in its possession or control or reasonably obtainable by Borrower, concerning its operations, properties, ownership, and finances (including of any Subsidiaries) as Lender shall reasonably request in writing of Borrower at reasonable intervals provided that the scope of such requests shall not significantly disrupt the operations of the Borrower or any Borrower Subsidiary.

(f)            GAAP. Borrower shall, and shall cause each Borrower Subsidiary to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of financial statements in conformity with GAAP. All financial statements shall be prepared in accordance with GAAP, consistently applied, (except for changes required by GAAP).

(g)           Certifications of Financial Statements and other Documents; Compliance Certificate.  Together with the financial statements and other documents and information provided to Lender by or on behalf of Borrower under this Section 4.1.7, Borrower shall, and shall cause each Borrower Subsidiary to, deliver to Lender a certification, in form and substance reasonably acceptable to Lender executed on behalf of Borrower by its Chief Executive Officer or Chief Financial Officer stating that, to such officer's actual knowledge, such financial statements are true and complete in all material respects and do not omit any material information without which the same might reasonably be misleading. In addition, where a Compliance Certificate is required in this Section 4.1.7, Borrower shall, and shall cause each Borrower Subsidiary to, deliver a certificate to Lender stating that, to its actual knowledge, there does not exist any Default or Event of Default under the Loan Document (or if any exists, specifying the same in reasonable detail).

(h)           Fiscal Year.  Each Borrower Entity represents that its fiscal year ends on December 31 and agrees that it shall not change its fiscal year without prior written notice to Lender.

(i)            Accountant’s Reports.  Promptly upon receipt thereof, Borrower shall, and shall cause each Borrower Subsidiary to, deliver to Lender copies of all significant reports submitted by independent public accountants in connection with each annual, internal or special audit of the financial statements or other affairs of any Borrower Entity made by such accountants, including any comment letter submitted by such accountants to management in connection with the annual audit.

(j)            Tax Returns.  Within thirty (30) days after filing, Borrower shall, and shall cause each Borrower Subsidiary to, deliver to Lender a copy of all tax returns of each Borrower Subsidiary filed to both the federal and state governments.

(k)           Material Notices. Borrower shall, and shall cause each Borrower Subsidiary to, promptly deliver, or cause to be delivered, to Lender copies of all notices of default given or received with respect to non-compliance related to any material Indebtedness of any Borrower Entity.

4.1.8      Title to the Real Property.  Borrower shall, and shall cause each Borrower Subsidiary to, warrant and defend (a) its title to the Real Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgages, the Assignment of Leases and this Agreement on the Real Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever.  Borrower shall, and shall cause each Borrower Subsidiary to, reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Real Property, other than as permitted hereunder, is claimed by another Person.

4.1.9      Estoppel Statement.

(a)           After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Base Interest Rate, (iii) the Current Pay Interest Rate, (iv) the Deferred Compounded Interest, (v)  the date installments of interest and/or principal were last paid, (vi) any offsets or defenses to the payment and performance of the Obligations, if any, and (vii) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall, and shall cause each Borrower Subsidiary to, use commercially reasonable efforts to deliver to Lender, upon written request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to, and to cause any Borrower Subsidiary to, obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that no Borrower Entity shall be required to deliver such certificates more frequently than one (1) time in any calendar year.

4.1.10    Leases.

(a)           All Major Leases and all renewals of Major Leases executed after the date hereof with respect to the Real Property shall (i) be subject to the Approved Annual Budget with respect to such Individual Property, (ii) provide for economic terms, including rental rates, comparable to existing local market rates for similar properties, (iii) be on commercially reasonable terms, (iv) have a term of not less than three (3) years (unless Lender approves in writing a shorter term), (v) have a term of not more than fifteen (15) years, including all extensions and renewals (unless Lender approves in writing a longer term), (vi) provide that such Major Lease is subordinate to the related Mortgage and the related Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (vii) be to Tenants that are creditworthy, (viii) be written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (ix) not be to an Affiliate of any Borrower Entity or any Mortgagor, and (x) not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Real Property), any requirement for a non-disturbance or recognition agreement, or any other terms which would adversely affect Lender’s rights under the Loan Documents.  All Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval or criteria pre-established by Lender in writing.  To the extent a Borrower Entity has a consent right under the applicable Major Lease, Borrower shall not, and shall not permit any Borrower Subsidiary to, permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of any Borrower Entity).  Lender, at each Borrower Entity’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are reasonably acceptable to Lender.

(b)           Borrower (i) shall, and shall cause each Borrower Subsidiary to, observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall, and shall cause each Borrower Subsidiary to, enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not, and shall cause each Borrower Subsidiary not to, terminate or accept a surrender of a Lease without Lender’s prior approval; (iii) shall not, and shall cause each Borrower Subsidiary not to, collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not, and shall cause each Borrower Subsidiary not to, execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not, and shall cause each Borrower Subsidiary not to, alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, reduce the obligations of the Tenant or increase the obligations of the lessor.  Borrower shall, and shall cause each Borrower Subsidiary to, furnish Lender with executed copies of all Major Leases.  Upon Lender's written request, Borrower shall, and shall cause each Borrower Subsidiary to, furnish Lender with executed copies of all Leases that are not Major Leases.  Borrower shall, and shall cause each Borrower Subsidiary to, promptly send copies to Lender of all written notices of default which any Borrower Entity shall receive under the Leases.

4.1.11    Alterations.  Lender’s prior written approval shall be required in connection with any alterations to any Improvements of any Real Property or the Land (i) that may have a material adverse effect on any Borrower Entity’s financial condition, the value of such Real Property or the ongoing revenues and expenses of the Real Property, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold for such Real Property, or (iii) that adversely affects any structural component of any Improvements, any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements (any of the foregoing, a “Material Alteration”).  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold for such Real Property, Borrower shall, and shall cause each Borrower Subsidiary to, promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s Obligations under the Loan Documents any of the following:  (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements with respect to the applicable Real Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold for such Real Property, and Lender may apply such security from time to time at the option of Lender to pay for such alterations.  Upon substantial completion of any Material Alteration, Borrower shall, and shall cause each Borrower Subsidiary to, provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed substantially in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued.

4.1.12    Approval of Major Contracts.  Each Borrower Entity shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Real Property, any Mortgaged Property or any Mortgage Loan, which approval may be granted or withheld in Lender’s sole and absolute discretion; provided, that, such Major Contracts may contain indemnification provisions so long as such Major Contracts are entered into in accordance with the Approved Annual Budget; provided, further, that such indemnification provisions shall be consistent and customary as the norm for that type of third party vendor.  Notwithstanding the foregoing, no Major Contract shall provide for any indemnity to any third party vendor for criminal acts, fraud, willful misconduct or gross negligence.  In furtherance of the foregoing, Borrower shall, and shall cause each Borrower Subsidiary to, cause each Major Contract to contain a provision therein stating that no indemnity provided to any such third party vendor shall relieve any such third party vendor from any contractual obligation thereunder.

4.1.13    After Acquired Property.  Borrower will, and shall cause each Borrower Subsidiary to, grant to Lender a valid, binding, enforceable, exclusive, perfected, first priority Lien in and to all equipment and other personal property owned by each Borrower Entity, now owned or hereafter acquired by any Borrower Entity.

4.1.14    Patriot Act Compliance.

(a)           Borrower will, and shall cause each Borrower Subsidiary to, use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over any Borrower Entity and/or the Real Property or any portion thereof, including those relating to money laundering and terrorism.  Lender shall have the right to audit any Borrower Entity’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over any Borrower Entity and/or the Real Property or any portion thereof, including those relating to money laundering and terrorism.  In the event that any Borrower Entity fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower, and Borrower shall cause any such Borrower Subsidiary, to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgages and the other Loan Documents and shall be immediately due and payable.

(b)           Neither any Borrower Entity nor any owner of a direct or indirect interest in any Borrower Entity (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified any Borrower Entity in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified any Borrower Entity in writing is now included in “Government Lists”.

4.1.15    Notice of Default.  Borrower shall, and shall cause each Borrower Subsidiary to, promptly advise Lender of any material adverse change in any Borrower Entity’s condition, financial, prospects or otherwise, or of the occurrence of any Default or Event of Default of which any Borrower Entity has actual knowledge.  Promptly upon becoming aware of, or receiving any notice with respect to, any default of any party to any Mortgage Loan, Borrower shall, and shall cause each Borrower Subsidiary to, deliver notice thereof to Lender.  Borrower shall, and shall cause each Borrower Subsidiary to, deliver to Lender copies of any and all material notices delivered to, and received from, any Person with respect to any Mortgage Loan.

4.1.16    Cooperate in Legal Proceedings.  Borrower shall, and shall cause each Borrower Subsidiary to, use commercially reasonable efforts to reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its written election, to participate in any such proceedings.

4.1.17    Award and Insurance Benefits.  Subject to Permitted Encumbrances, Borrower shall, and shall cause each Borrower Subsidiary to, use commercially reasonable efforts to reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable expenses actually incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by any Borrower Entity of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Real Property or any part thereof) out of such insurance proceeds and Awards.

4.1.18    Business and Operations.  Borrower will, and shall cause each Borrower Subsidiary to, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Mortgage Loans, the Real Property and Infinet.  Borrower will, and shall cause each Borrower Subsidiary to, qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Mortgage Loan and the Real Property.

4.1.19    Costs of Enforcement.  In the event (a) that any Mortgage or Pledge Agreement is foreclosed in whole or in part or that any Mortgage or Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage or Pledge Agreement in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower Entity or any of its constituent Persons or an assignment by any Borrower Entity or any of its constituent Persons for the benefit of its creditors, each Borrower Entity, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, incurred by Lender or any Borrower Entity in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

4.1.20    Correction of Defects.  Borrower shall, and shall cause each Borrower Subsidiary to, correct promptly upon obtaining actual knowledge thereof, regardless of whether demand has been made by Lender, all material defects at any Real Property or any material departure from the any plans and specifications not previously approved by Lender, subject in all respects to the Approved Annual Budget for such Individual Property.

4.1.21    Appraisal.  Upon prior written notice from Lender, Borrower shall, and shall cause each Borrower Subsidiary to, permit Lender to conduct or have conducted, at Borrower’s expense, additional appraisals of any Real Property in form and substance satisfactory to Lender, in its sole and absolute discretion.

4.1.22    Laborers, Subcontractors and Materialmen.  Borrower shall, and shall cause each Borrower Subsidiary to, notify Lender immediately if any Borrower Entity or Manager receives any written notice of material default (or any other default which would otherwise permit any Person other than any Borrower Entity to otherwise terminate the agreement for which such default notice applies), notice of lien or demand for past due payment from any laborer, subcontractor or materialman.  In addition, at any time that any material dispute with any third party to a Major Contract shall commence, Borrower shall, and shall cause each Borrower Subsidiary to, advise Lender of the same in reasonable detail and keep Lender reasonably informed as of the status thereof.

4.1.23    Ownership of Personalty.  Borrower shall, and shall cause each Borrower Subsidiary to, promptly upon Lender's written request, furnish to Lender photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which any Borrower Entity claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of any Individual Property.

4.1.24    Concrete, Soil and Other Tests.  Borrower shall, and shall cause each Borrower Subsidiary to, perform such soil, compaction, concrete and other tests (from time to time) as Lender may reasonably require, in its sole discretion, in form and substance reasonably satisfactory to Lender, in its sole discretion.

4.1.25    Protection of Collateral.  Borrower shall, and shall cause each Borrower Subsidiary to, make such advances, incur such expenses and take such reasonable actions relative to each Mortgaged Property, each Mortgage Note and the Pledged Mortgage as Lender may reasonably require to protect the Collateral or any part thereof; provided, further, Lender shall make available to Borrower such amounts necessary to make such advances, in an amount Lender deems reasonably necessary.

4.1.26    Insurance.  Borrower shall, and shall cause each Borrower Subsidiary to, (a) maintain with financially sound, responsible and reputable insurers, insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies and in such types and amounts, including a fidelity bond and an errors and omissions policy in a minimum amount of $5,000,000 (with a deductible of no greater than $100,000) in form and with the coverages, with a company, and with respect to such individuals or groups of individuals, as shall satisfy prevailing requirements applicable to a qualified mortgage institution and otherwise as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, (b) with respect to the Mortgage Loans, maintain with financially sound, responsible and reputable title insurance companies, which are duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the title insurance business and to write the title insurance provided by the title insurance policy or binder issued by it, and approved as an insurer by Lender and (c) upon Lender’s request, furnish to Lender from time to time (i) a summary of its insurance coverage, in form and substance satisfactory to Lender, and (ii) copies of the applicable policies.

4.1.27    Performance by Borrower Entities.  Borrower shall, and shall cause each Borrower Subsidiary to, in a timely manner observe, perform and fulfill each and every material covenant, term and provision of each Loan Document executed and delivered by, or applicable to, any Borrower Entity, and Borrower shall not, and shall not permit any Borrower Subsidiary to, enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, any Borrower Entity without the prior consent of Lender.

4.1.28    Infinet.  On and after the date hereof, Borrower shall, and shall cause the applicable Borrower Subsidiary to, cause the ownership, operation and management of Infinet to be self-funded, separately operating, insured in a reasonable and customary manner and operating in accordance with the business plan delivered to Lender on or prior to the date hereof or as Lender may otherwise approve in writing from time to time thereafter.  In furtherance of the foregoing, and subject to the terms of the Cash Management Agreement and the Infinet Side Letter, Borrower shall be permitted to commit up to $1,000,000 to be invested by Borrower in Infinet, in the aggregate, from the proceeds of the Loan.

4.1.29    Books and Records.  Borrower shall, and shall cause each Borrower Subsidiary to, keep and maintain proper and accurate books and records reflecting the financial affairs of such Borrower Entity.  Lender shall have the right from time to time during normal business hours upon reasonable prior written notice to any Borrower Entity to examine such books and records at the office of such Borrower Entity or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

4.1.30    Negative Pledge.  Borrower shall, and shall cause each Borrower Subsidiary to, execute and deliver to Lender on the Closing Date, each of the Negative Pledge Agreements.

4.1.31    Rights Offering.  Subject to reasonably necessary regulatory approval, including, without limitation, Blue Sky Laws, Borrower shall (i) commence the Rights Offering on or before the date that is thirty (30) days after the date hereof, and (ii) use commercially reasonable efforts to complete the Rights Offering no later than the date that is six (6) months after the date hereof; provided, that, if the Borrower shall not have commenced or completed the Rights Offering within the time periods referred to in this Section 4.1.31, then Borrower shall immediately terminate such Rights Offering and Borrower shall be prohibited from commencing any such Rights Offering or any similar transaction so long as the Obligations are outstanding, without Lender's prior written approval, in its sole and absolute discretion.  In furtherance of the foregoing, the selection and appointment (and substitution, if applicable) by Borrower of the Indenture Trustee and the terms of the Trust Indenture shall be subject to the prior written consent of Lender, not to be unreasonably withheld; provided, further, that the Indenture Trustee shall simultaneously enter into the Indenture Trustee Intercreditor Agreement upon terms satisfactory to Lender, in its reasonable discretion.

4.1.32    Amendment of Organizational Documents. On or before the date that is one hundred twenty (120) days after the date hereof, Borrower shall cause each Borrower Subsidiary that is a limited liability company to amend its organizational documents to affirmatively prohibit the certification of the limited liability company membership interests of any such Borrower Subsidiary.

4.1.33    Liability and Directors & Officers Insurance Coverage.  Borrower hereby represents and warrants that Borrower and the Borrower Subsidiaries currently possess a Liability and Directors & Officers1 insurance policy with an insurance carrier with a coverage amount of not less than $20,000,000 with a roll-off coverage period of not less than five (5) years (the "Roll-Off Policy").  Borrower shall, and shall cause each Borrower Subsidiary to, maintain and renew such Roll-Off Policy with an insurance carrier reasonably acceptable to Lender, in its sole and absolute discretion, at Borrower's sole cost and expense, with a coverage amount of not less than $20,000,000 and a roll-off coverage period of not less than five (5) years, to the extent commercially available.

4.1.34    Intercreditor Arrangements.  Upon the election of Lender, in its sole and absolute discretion, Borrower shall, and shall cause each Borrower Subsidiary to, use all commercially reasonable efforts to seek to cause each lender party that has a senior lien on any Individual Property and/or any Mortgage Loans of owned by Borrower Entity to enter into an intercreditor agreement with Lender upon terms mutually agreed to by Lender and such senior lender, including, without limitation, providing for the right, but not the obligation, of Lender to pay off the underlying loan giving rise to such senior lien in the event of a default by the applicable Borrower Entity under such loan.

1 Title to be confirmed.

4.1.35    Expenses.  Without the prior written approval of Lender, Borrower shall not, and shall not permit any Borrower Subsidiary to, make any expenditure above the amounts permitted in the Approved Annual Budget.

Section 4.2     Borrower Negative Covenants.

Borrower covenants and agrees with Lender that throughout the Term:

4.2.1      Due on Sale and Encumbrance; Transfers of Interests.  Without the prior written consent of Lender, or as otherwise set forth in the applicable Approved Annual Budget, in each instance, no Borrower Entity nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower Entity shall, and Borrower shall (i) not permit any Borrower Subsidiary to, and (ii) not permit any Borrower Subsidiary to permit any Mortgagor to, sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest in Infinet, any Collateral, any Mortgage Loan, any Mortgaged Property, any Real Property or any part thereof, any other assets of the Borrower or any Borrower Subsidiary, or any interest, direct or indirect, in any Borrower Entity, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2.1 shall be deemed to include (i) an installment sales agreement wherein any Borrower Entity agrees to sell any Real Property or any part thereof for a price to be paid in installments; (ii) an agreement by any Borrower for the leasing of all or a substantial part of any Real Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower Entity’s right, title and interest in and to any Leases or any Rents; (iii) if any Borrower Entity or any general partner, managing member or controlling shareholder of any such Borrower Entity is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if any Borrower Entity or any general partner, managing member or controlling shareholder of any such Borrower Entity is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in any Borrower Entity.  Notwithstanding any term to the contrary contained in this Agreement, and notwithstanding any consent of Lender pursuant to the terms of this Section 4.2.1 with respect to a Transfer hereunder, if a Transfer made hereunder results in (i) a “Change in Control” pursuant to the Code, or (ii) an adverse effect on the value and utility of the built-in tax losses of any Borrower Entity, then any such Transfer shall be deemed to be in violation of the terms of this Agreement and shall be deemed to be void ab initio.

4.2.2      Liens.  Borrower shall not, and shall not permit any Borrower Subsidiary to, create, incur, assume or permit to exist any Lien on any direct or indirect interest in any Borrower Entity or any portion of any Mortgage Loan, any Mortgaged Property or any Real Property, except for the Permitted Encumbrances, or any portion of any Collateral (other than the Mortgaged Property), except for Permitted Liens, and Borrower shall, and shall cause each Borrower Subsidiary to, defend the right, title and interest of Lender in, to and under the Collateral and the Real Property against the claims and demands of all Persons whomsoever.

4.2.3      Dissolution.  Borrower shall not, and shall not permit any Borrower Subsidiary to, (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Mortgage Loans, the Real Property or Infinet, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of any Borrower Entity except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such would be dissolved, wound up or liquidated in whole or in part, (B) amend, modify, waive or terminate the operating agreement of any Borrower Entity, in each case without obtaining the prior consent of Lender, or (C) enter into corporate acquisitions, partnerships, joint ventures or other business combinations or partnerships.

4.2.4      Change in Business.  Borrower shall not, and shall not permit any Borrower Subsidiary to, enter into any line of business other than the ownership and operation of the Real Property, the Mortgage Loans and Infinet and activities strictly incidental thereto.  Borrower shall not, and shall not permit any Borrower Subsidiary to, change the current use of the Real Property in any material respect.  Borrower shall not permit, and shall not permit any Borrower Subsidiary to permit, any Mortgagor to change the current use of any Mortgaged Property in any material respect.

4.2.5      Debt Cancellation.  Borrower shall not, and shall not permit any Borrower Subsidiary to, cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to any Borrower Entity by any Person.

4.2.6      Affiliate Transactions.  Without Lender’s prior written consent, in each instance, in its sole and absolute discretion, Borrower shall not, and shall not permit any Borrower Subsidiary to, enter into, or be a party to, any transaction with an Affiliate of any Borrower Entity or any of the partners, members or shareholders, as applicable, of any Borrower Entity.

4.2.7      Zoning, Easements and Restrictions; Use; Alterations.  Without Lender’s prior written consent, in each instance, in its sole and absolute discretion, Borrower shall not, and shall not permit any Borrower Subsidiary to, nor shall any Borrower Entity permit any Mortgagor to: (i) initiate or support any materially limiting change in the permitted uses of any Mortgaged Property or Individual Property (or to the extent applicable, the zoning reclassification of the Mortgaged Property or the Individual Property) or any portion thereof, or seek any material variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, the zoning ordinances) applicable to any Mortgaged Property or Individual Property, (ii) use or permit the use of any Mortgaged Property or Individual Property in a manner that would be reasonably likely to have a Material Adverse Effect or that would be reasonably likely to cause a default under the terms of any Major Contracts, Leases, Legal Requirements or any Permitted Exceptions, (iii) modify, amend or supplement any Permitted Exception in a manner adverse in any material respect to the interests of Lender, (iv) impose or permit or suffer the imposition of any material restrictions, covenants or easements upon any Mortgaged Property or Individual Property (other than the Permitted Exceptions), (v) execute or file any subdivision plat affecting any Mortgaged Property or Individual Property, (vi) institute, or permit the institution of, proceedings to materially alter any tax lot comprising any Mortgaged Property or Individual Property, (vii) permit or suffer any Mortgaged Property or Individual Property to be used by the public or any Person in such manner as would be reasonably likely to make possible a claim of adverse usage or possession or of any implied dedication or implied easement, or (viii) enter into any zoning lot merger agreement or similar agreement affecting any Mortgaged Property or Individual Property.

4.2.8      Assets.  Subject to the terms of this Section 4.2.8, Borrower shall not, and shall not permit any Borrower Subsidiary to, purchase or own any property other than Infinet, the Real Property, the Mortgage Loans and any property necessary or incidental for the operation or administration thereof.  Notwithstanding the foregoing, upon the prior written approval of Lender, in each instance, Borrower and the Borrower Subsidiaries may acquire Investments; provided, that, Lender's prior written approval shall be conditioned, inter alia, upon Borrower and each applicable Borrower Subsidiary granting Lender a valid, binding, enforceable, exclusive, perfected, first priority Lien on such Investments to the reasonable satisfaction of Lender in each instance.

4.2.9      No Joint Assessment.  Borrower shall not, and shall not permit any Borrower Subsidiary to, and no Borrower Entity shall permit any Mortgagor to, suffer, permit or initiate the joint assessment of any Mortgaged Property or Individual Property (i) with any other real property constituting a tax lot separate from such Mortgaged Property or Individual Property, as applicable, and (ii) with any portion of any Mortgaged Property or Individual Property, as applicable, which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Mortgaged Property or Individual Property, as applicable.

4.2.10    Principal Place of Business.  Borrower shall not, and shall not permit any Borrower Subsidiary to, change its principal place of business from the address set forth on the first page of this Agreement (with respect to Borrower) or from the address set forth in any other Loan Document (with respect to any Borrower Subsidiary) without (i) first giving Lender ten (10) days prior written notice and (ii) all action necessary, in Lender’s reasonable opinion, to protect and perfect the Liens and security interests intended to be created under any Loan Document with respect to any Collateral shall have been taken.

4.2.11    Change of Name, Identity or Structure.  Borrower shall not, and shall not permit any Borrower Subsidiary to, change any Borrower Entity’s name, identity (including its trade name or names) or, if not an individual, any Borrower Entity’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender.  Borrower shall, and shall cause each Borrower Subsidiary to, execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein or in any other Loan Documents.  At the request of Lender, Borrower shall, and shall cause each Borrower Subsidiary to, execute a certificate in form satisfactory to Lender listing the trade names under which any Borrower Entity intends to operate each Mortgage Loan or Real Property, and representing and warranting that Borrower does business under no other trade name with respect to any such Property.  The Borrower Entities acknowledge that this Agreement and the organizational chart attached hereto as Schedule 3.1.14 were negotiated to provide Lender with security for and protections with regard to repayment of the Loan.  Other than as permitted in this Agreement or an Approved Annual Budget, the Borrower shall not, and shall not permit any Borrower Subsidiary to, amend, modify or otherwise alter the ownership structure set forth on Schedule 3.1.14 or any Borrower Entity’s organizational documents without Lender’s prior written consent, in each instance, in its sole and absolute discretion.

4.2.12    ERISA.

(a)           Borrower shall not, and shall not permit any Borrower Subsidiary to, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)           Borrower shall, and shall cause each Borrower Subsidiary to, deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole and absolute discretion, that, except as otherwise identified on Schedule 3.1.8, (A) each Borrower Entity is not and does not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) each Borrower Entity is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i)           Equity interests in each Borrower Entity are publicly offered securities, within the meaning of 29 C.F.R § 2510.3-101(b)(2);

(ii)          Less than twenty-five percent (25%) of each outstanding class of equity interests in each Borrower Entity are held by “benefit plan investors” within the meaning of 29 C.F.R § 2510.3-101(f)(2);

(iii)         Each Borrower Entity qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3-101(c) or (e); or

(iv)         The assets of each Borrower Entity are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. § 2510.3-101.

4.2.13    Embargoed Person.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Entity shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in any Borrower Entity (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower Entity with the result that the investment in any such Borrower Entity (whether directly or indirectly) would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower Entity shall be derived from any unlawful activity with the result that the investment in any Borrower Entity (whether directly or indirectly) would be prohibited by law or the Loan would be in violation of law.

4.2.14    Bankruptcy.  Borrower shall not, and shall not permit any Borrower Subsidiary to, (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Entity or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

4.2.15    Dividends.  So long as any portion of the Obligations remains outstanding, Borrower shall not, and shall not permit any Borrower Subsidiary to, (i) declare or pay any dividends on or make any other distribution in respect of any interest in it, (ii) make any capital contribution to or purchase, redeem, acquire or retire any securities in any Person (whether such interests are now or hereafter issued, outstanding or created), or (iii) cause or permit any reduction or retirement of the capital stock, partnership interests, membership interests of any Borrower Entity, as applicable.  Notwithstanding the foregoing, (i) provided no Event of Default has occurred and is continuing, and only during the first eight calendar quarters after the Closing Date, Borrower shall be permitted to pay quarterly dividends in an amount not to exceed one percent (1%) per annum of the net book value (as of the date hereof) of the Common Stock, and (ii) Borrower shall be permitted to apply the Borrower’s assets to the redemption or acquisition of any shares of Common Stock held by employees, advisors, officers, directors, consultants and service providers of Borrower on terms approved by the Board.

4.2.16    Key Personnel.  Except as otherwise permitted in this Agreement, so long as any portion of the Obligations remains outstanding, Borrower shall not, and shall not permit any Borrower Subsidiary to, terminate any Key Personnel, or otherwise enter into, terminate, amend or approve the employment of any other member of the management of Borrower and the Borrower Subsidiaries, any consultant or other advisors unless such employment shall be in accordance with an Approved Annual Budget.  In the event of any such termination permitted pursuant to this Section 4.2.16, or if any of the Key Personnel become unavailable to perform services for Borrower by reason of death, incapacity or by reason of any such Key Personnel terminating employment with the Borrower or for reasons otherwise beyond the control of the Borrower (including, without limitation, For Cause), then Borrower shall deliver written notice to Lender thereof, and Borrower shall not, and shall not permit any Borrower Subsidiary to, replace any such terminated position without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary hereinabove set forth in this Section 4.2.16 or elsewhere in this Agreement or the other Loan Documents, but subject to Section 4.2.21 of this Agreement, Borrower shall not have the right to terminate the services of Consultant or the written Consultancy Agreement so long as the Loan is outstanding other than in accordance, and subject to compliance in all respects, with the express provisions of the written Consultancy Agreement.  Lender hereby approves the terms of (x) those certain employment agreements of Will Meris, Steve Darak and Brian Peterson, each dated as of as of the date hereof (collectively, the "Employment Agreements"), and (y) that certain consulting agreement of ITH Partners, LLC, dated as of the date hereof (the "ITH Consulting Agreement"), copies of which are attached hereto as Exhibit D; provided, however, Lender hereby expressly withholds approval of any provisions contained in any of the Employment Agreements or the ITH Consulting Agreement in which Borrower expressly or otherwise possesses any discretionary rights.  In furtherance of the foregoing, Borrower shall not, without the express prior written consent of Lender, take any discretionary actions permitted to be taken by Borrower under any of the Employment Agreements or the ITH Consulting Agreement.

4.2.17    Litigation.  Except as circumscribed in Section 4.2.18, so long as any portion of the Obligations remains outstanding, Borrower shall not, and shall not permit any Borrower Subsidiary to, commence or settle one or more claims, demands, causes of action, litigation or proceedings wherein the amount in question is in excess of the sum of $10,500,000 (after application of insurance proceeds), individually or in the aggregate.

4.2.18    Mortgage Loans.  Except as otherwise permitted in this Agreement or the Approved Annual Budget, Borrower shall not, and shall not permit and Borrower Subsidiary to, (i) settle any lawsuits in connection with any Mortgage Loan, (ii) make any material advances on any loans to any Mortgagor or any other Person in connection with any Mortgage Loan, (iii) consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to any Mortgage Loan or other agreement or instrument relating to any Mortgage Loan, or (iv) permit any Mortgagor or any other Person to initiate or consent to any zoning reclassification of any portion of any Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Mortgaged Property in any manner that might result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

4.2.19    Purchase of Material Under Conditional Contract of Sale.  Borrower shall not, and shall not permit any Borrower Subsidiary to, permit any materials, equipment, fixtures or any other part of any Individual Property to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in any such Individual Property, unless authorized by Lender in advance.

4.2.20    Illegal Activities.  Borrower shall not, and shall not permit any Borrower Subsidiary to, and no Borrower Entity shall, knowingly permit any portion of any Mortgaged Property or Individual Property to be purchased, improved, fixtured, equipped or furnished with proceeds of any criminal or other illegal activity.

4.2.21    Consultancy Agreement.  Without the prior written consent of Lender, not to be unreasonably withheld or delayed, Borrower shall not terminate the written Consultancy Agreement; provided, that Lender’s prior written consent shall not be required if (i) such termination by Borrower shall be for “For Cause” and (ii) Borrower shall replace the Consultant with a Person, in Lender’s reasonable judgment, providing comparable competency, experience and services to those of the Consultant at rates and terms reasonably comparable to, or more favorable to Borrower than, those of the Consultant.

4.2.22    Mortgage Loan Consents.  Except as otherwise permitted in this Agreement or the Approved Annual Budget, whenever any Borrower Entity possesses any right to grant consent or approval under any material term of any Mortgage Loan Document, such Borrower Entity shall not provide such consent or approval without the prior written consent of Lender, in its sole and absolute discretion.

4.2.23    Other Obligations and Liabilities.  Except as identified on Schedule 4.2.23 attached hereto, and except with respect to any pending litigation identified on Schedule 3.1.4, no Borrower Entity has any liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, might have a Material Adverse Effect on any Borrower Entity, the Collateral, the Real Property and/or Borrower’s ability to pay the Debt.  No Borrower Entity has any known contingent liabilities, except as set forth on Schedule 4.2.23 and with respect to any pending litigation identified on Schedule 3.1.4.  Other than the Loan, the Borrower Entities, in the aggregate, do not have any Indebtedness in an amount greater than $20,000,000 in the aggregate, subject to the Borrower’s right, at the Borrower’s discretion but subject to terms and conditions reasonably satisfactory to Lender, to increase the current outstanding senior loan to up to $21,500,000 (the “Additional Indebtedness”).   So long as the Obligations remain outstanding, and except as otherwise set forth in Section 4.2.30 of this Agreement, none of the Borrower Entities, taken as a whole, shall incur any additional Indebtedness other than (i) the Loan, (ii) the Additional Indebtedness (iii) Indebtedness up to $10,000,000 arising from the Rights Offering, and (iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight drafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness as described in this subsection (iv) is extinguished within five (5) calendar day of incurrence thereof.

4.2.24    Convertible Options.  Other than the Indebtedness created pursuant to this Agreement and the Loan Documents, Borrower shall not, and shall not permit any Borrower Subsidiary to create, or authorize the creation of, or issue, or authorize the issuance of, any indebtedness or debt security convertible into, exchangeable for or having option rights to purchase shares of stock with any preference or priority as to dividends or assets.

4.2.25    Issuance of Stock.  Upon the prior written consent of Lender, not to be unreasonably withheld or delayed, Borrower and the Borrower Subsidiaries may issue equity or Common Stock in the ordinary course of its business; provided, however, that notwithstanding the foregoing, Borrower may issue (i) up to an aggregate of $7,500,000 of shares of Common Stock without the consent of Lender but only if the Board has adopted a resolution that such issuance is required in order to permit Borrower to have sufficient liquidity to pay debt service due and payable under the Loan within the succeeding twelve (12) month period and (ii) Exempted Securities (other than with respect to clause (iv) of the definition of “Exempted Securities” with respect to which issuance must be in accordance with an Approved Annual Budget).

4.2.26    No Board Committee.  Borrower shall not, and shall not permit any Borrower Subsidiary to establish any Board committee (other than a compensation committee, an audit committee and a nominating and corporate governance committee or any other committee in the ordinary course of business).

4.2.27    Board of Directors.  Without the prior written consent of Lender, in its sole and absolute discretion, Borrower shall not, and shall not permit any Borrower Subsidiary to, increase or decrease the authorized number of directors constituting the Board.  Borrower hereby represents and warrants that, as of the date hereof, the Borrower’s Board consists of the following three (3) members: Steve Darak, Will Meris and Shane Albers ("Albers").  Pursuant to that certain Separation Agreement, dated as of the date hereof, by and between Borrower and Albers (the "Separation Agreement"), (i) Albers is obligated to resign as a member of the Board immediately after the date hereof, and not later than one (1) Business Day after the date hereof and (ii) Borrower shall enforce the terms of the Separation Agreement to ensure the resignation by Albers no later than one (1) Business Day after the date hereof.  No later than six (6) months after the date hereof, the Borrower's Board shall consist of five (5) members, and, thereafter, subject to unilateral resignations by a Board member, so long as any Obligations are outstanding, the Borrower’s Board shall consist of five (5) members.  If any director of a Borrower or Borrower Subsidiary shall unilaterally resign, die, be incapacitated or otherwise not being capable of fulfilling his or her obligations as a director, Borrower shall in good faith and in a commercially reasonable manner endeavor to replace such director within thirty (30) days, it being agreed that the identity of any such replacement director shall be reasonable satisfactory to Lender.

4.2.28    Auditors.  Without the prior written consent of Lender, in its sole and absolute discretion, Borrower shall not, and shall not permit any Borrower Subsidiary to, appoint or terminate the auditors of any Borrower Entity, or make any material change in the accounting policies or standards of any Borrower Entity.

4.2.29    Stock Incentive Plans.  Without the prior written consent of Lender, in its sole and absolute discretion, Borrower shall not, and shall not permit any Borrower Subsidiary to, enter into, terminate or approve the terms of any stock incentive grant for any member of management of any Borrower Entity.  Subject to the terms of Section 4.2.16 of this Agreement, nothing herein shall prevent the issuance of stock options other than one million two hundred thousand (1,200,000) shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, Borrower or any Borrower Subsidiaries pursuant to Borrower's stock option plan or any other compensatory arrangement.

4.2.30    Permissible Borrowings.  On or after the date that is two (2) years after the date hereof, so long as the Borrower Entities, in the aggregate, maintain a Pledged Asset Coverage Value equal to at least $250,000,000 and so long as all of the Borrowing Conditions are satisfied on any Determination Date (it being an Event of Default if any Borrower Entity fails to continue to satisfy the Borrowing Conditions on any such Determination Date), a Borrower Entity may borrow funds under one or more lines of credit from an institutional lender (a “Permissible Credit Facility”); provided, however, that if such Permissible Credit Facility is a secured credit facility, it may only be secured by such Borrower Entity’s mortgage and loan receivables and real estate assets, other than the Collateral (the “Pledged Assets”).

Section 4.3     Certain Additional Covenants Regarding Mortgage Loans.

4.3.1      Enforcement.  Subject in all respects to Lender’s prior written consent, in each instance, in its sole and absolute discretion, or as otherwise permitted pursuant to an Approved Annual Budget, Borrower covenants and agrees to, and shall cause each Borrower Subsidiary to, (a) use commercially reasonable efforts to enforce all of such applicable Borrower Entity’s rights (including, without limitation, any consent and/or approval rights) and remedies set forth in the Mortgage Loan Documents, and (b) promptly commence and use commercially reasonable efforts to prosecute a foreclosure proceeding under the Mortgage Loan Documents substantially in accordance with applicable Legal Requirements with respect to any Mortgaged Property (together with any other action(s) instituted in connection therewith or the claims(s) underlying such actions, the “Foreclosure Proceeding”).  Without limiting the generality of the foregoing, except as otherwise permitted pursuant to an Approved Annual Budget, Borrower shall not, and shall not permit any Borrower Subsidiary to, without the prior written consent of Lender in each instance, which Lender may grant or withhold in its sole and absolute discretion, (i) abandon, alter, amend, cancel, modify, release, relinquish, supplement, terminate or waive, or enter into or give any agreement, approval or consent with respect to, any of the Collateral or any part thereof or any interest therein or any collateral for the obligations evidenced by the Mortgage Loan Documents, or (ii) waive (affirmatively or otherwise) or prejudice any of its rights and remedies thereunder.

4.3.2      Deliveries.  Borrower covenants and agrees to, and shall cause each Borrower Subsidiary to, promptly forward to Lender copies of all financial or property information, budgets, Leases, leasing reports, rent rolls, insurance certificates and policies, default notices, acceleration notices, filings, pleadings, motions, cross claims, counterclaims and all other material communications or material information received by Borrower (or any Borrower Subsidiary) from any Mortgagor, any borrower under the Mortgage Loan, any maker of the Mortgage Note, any guarantor of the Mortgage Loan or from any other Person (including, without limitation, any Receiver), or sent by Borrower or any Borrower Subsidiary (subject to Lender’s prior written consent and approval rights hereunder in each instance), regarding the Collateral, any Mortgagor, any maker under a Mortgage Note, any borrower or any guarantor under any Mortgage Loan, the Mortgaged Property and/or the Foreclosure Proceedings.

4.3.3      Information.  Borrower covenants and agrees to, and shall cause each Borrower Subsidiary to, (or cause any Receiver to) (i) keep Lender reasonably informed and current with respect to the Mortgaged Property, any Mortgagor, any borrower under the Mortgage Loan, any maker of the Mortgage Note, any guarantor of the Mortgage Loan, the Foreclosure Proceeding and matters related thereto, (ii) upon Borrower’s (or any Borrower Subsidiary’s) receipt, provide Lender with copies of all financial or property information, budgets, summaries, accountings and other reports prepared by or on behalf of Borrower (or such Borrower Subsidiary) or the Receiver, all of which Borrower shall, and shall cause each Borrower Subsidiary to, provide to Lender to the extent not previously or otherwise delivered to Lender, and (iii) deposit any and all amounts intended to be forwarded to Borrower or any Borrower Subsidiary by or on behalf of Receiver directly into the IMH Collection Account.

4.3.4      Intentionally omitted.

4.3.5      Foreclosure Filings.  Prior to filing (or causing or consenting to the filing of) any pleadings, filings, motions, cross claims, counterclaims or any other documents in connection with the Foreclosure Proceeding or the appointment or dismissal of a Receiver, Borrower shall, and shall cause each Borrower Subsidiary to, deliver final drafts thereof to Lender for Lender’s approval, in its reasonable discretion, together with a summary of Borrower’s and each Borrower Subsidiary’s plan with respect thereto and the Foreclosure Proceeding and any Receiver, in general and shall consult with Lender from time to time in connection therewith.

4.3.6      Foreclosure Conditions.  Borrower shall not, and shall not permit any Borrower Subsidiary to, consummate the acquisition of fee title to any Post-Foreclosure Property, unless each of the following conditions shall be satisfied as determined by Lender, in its sole and absolute discretion:

(a)           each of the representations and warranties of any Borrower Entity contained in this Agreement or any other Loan Document shall be true and correct on and as of the Foreclosure Date with the same effect as if made on and as of such date.

(b)           no Default or Event of Default shall exist under the Loan Documents on the Foreclosure Date.

(c)           Borrower shall, and shall cause each applicable Borrower Subsidiary to, deliver to Lender each of the following in respect of the Post-Foreclosure Property, in form and substance satisfactory to Lender in its sole and absolute discretion:

(i)           duly executed originals of each of the following documents, in its sole and absolute discretion, in each case executed and delivered by the applicable Borrower Entity, (i) the Post-Foreclosure Environmental Indemnity, (ii) the Post-Foreclosure Mortgage, (iii) the Post-Foreclosure Assignment of Leases, and (iv) the appropriate Uniform Commercial Code financing statements, each in form satisfactory for recording or filing in the appropriate public records, and evidence that counterparts of each of the Post-Foreclosure Mortgage, the Post-Foreclosure Assignment of Leases and Uniform Commercial Code financing statements shall have been delivered to the Title Insurer for recording or filing, so as to effectively create upon such recording or filing, as the case may be, a valid and enforceable exclusive, perfected, first priority Lien upon the Post-Foreclosure Property in favor of Lender, subject only to Permitted Encumbrances.

(ii)          a Title Insurance Policy, a Survey, updated physical conditions reports, updated environmental reports and all Policies and certificates of insurance naming Lender and its successors and/or assigns as additional insureds.

(iii)         evidence satisfactory to Lender that, charges, filing fees, taxes (including real estate taxes due and payable) or other expenses payable in connection with the entering into and/or recording or filing of the Post-Foreclosure Mortgage, the Post-Foreclosure Assignment of Leases and Uniform Commercial Code financing statements and any other Loan Document shall have been paid.

(iv)         search reports with respect to Uniform Commercial Code financing statements, tax liens, civil, criminal and bankruptcy proceedings and judgments, code violations, regulatory actions and any other data base reasonably specified by Lender conducted by a search firm reasonably acceptable to Lender with respect to the Post-Foreclosure Property, Borrower and the applicable Borrower Subsidiary in such jurisdictions as Lender shall have reasonably requested.

(v)          all material documents incidental to all proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents (including, without limitation, any foreclosure proceeding with respect to the Post-Foreclosure Property), and Lender shall have received all such counterpart originals or certified copies (where available) of such documents as Lender may reasonably request.

(vi)         (a) organizational documents of the Borrower Subsidiary which owns the Post-Foreclosure property, including good standing certificates in jurisdictions requested by Lender, (b) true and complete copies of all agreements entered into or assumed by the applicable Borrower Subsidiary on or before the Foreclosure Date, and (c) such existing financial data, including, without limitation, the statements of cash flow and income and operating expense in respect of the Post-Foreclosure Property, the Collateral and any Borrower Entity as Lender shall reasonably request, in its sole and absolute discretion, all of which shall be accompanied by an Officer’s Certificate certifying that such copies are true, correct, accurate and complete, and with respect to subsection (c) above, such Officer’s Certificate shall certify that such information attached thereto (a)  is true, complete and correct in all material respects, (b) accurately represent the financial condition of the Post-Foreclosure Property, the Collateral and each Borrower Entity to which such reports relate as of the date of such reports in all material respects, and (c) as having been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.

(vii)        legal opinions from each Borrower Entity’s counsel with respect to (a) the due organization and existence of each Borrower Entity, (b) the due execution, delivery, authority, enforceability of the Post-Foreclosure Documents, and (c) such other customary matters as Lender or its counsel may reasonably require.  All such opinions shall be in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel.

(viii)       Such other information, materials, certificates, deliveries and documentation with respect to Borrower, the applicable Borrower Subsidiary and their respective Affiliates, the Post-Foreclosure Property and the transactions contemplated herein as Lender may reasonably request.

(d)           Each additional document not specifically referenced herein, but relating to the transactions contemplated hereby, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

(e)           All proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents shall be reasonably satisfactory to Lender (including, without limitation, any foreclosure proceeding with respect to the Post-Foreclosure Property).

(f)            Borrower shall have paid in full all actual and reasonable costs and expenses incurred by Lender, including, without limitation, reasonable attorneys’ fees, in connection with Borrower’s and any Borrower Subsidiary’s compliance with this Section and the Foreclosure.

(g)           Borrower shall have, and shall have caused the applicable Borrower Subsidiary to, have (a) deposited into the IMH Collection Account all amounts required to be deposited hereunder, and (b) provided evidence reasonably satisfactory to Lender of Borrower’s and the applicable Borrower Subsidiary’s compliance with the requirements set forth in the preceding clause (a).  If reasonably requested by Lender in writing, Borrower shall have executed and delivered an amendment to the Cash Management Agreement and Lender shall have received fully executed counterparts of the same.

(h)           Lender shall have received (a) copies of all the Leases then in Borrower’s or the applicable Borrower Subsidiary’s possession, accompanied by an Officer’s Certificate certifying that, to Borrower’s and the applicable Borrower Subsidiary’s actual knowledge, such copies are true, correct, accurate and complete, and (b) the most current rent roll for the Post-Foreclosure Property, accompanied by an Officer’s Certificate certifying that, to the best of Borrower’s and the applicable Borrower Subsidiary’s actual knowledge, such rent roll is true, correct, accurate and complete.

(i)            The Post-Foreclosure Property shall not have been (a) materially and adversely injured or damaged by a Casualty, or (b) the subject of a Condemnation, the award for which, as reasonably estimated by Lender, causes a material adverse effect to the value of the Post-Foreclosure Property, or which taking materially and adversely affects access to the Post-Foreclosure Property.

(j)            Lender shall have received a zoning report (or an update to the zoning report obtained by Lender in connection with the origination of the Loan) reasonably satisfactory in form and substance to Lender.

(k)           Borrower acknowledges and agrees that Borrower shall, and shall cause the applicable Borrower Subsidiary to, request and use commercially reasonable efforts to obtain, within forty-five (45) days of the Foreclosure Date, estoppels from all Tenants under commercial Leases in form and substance reasonably acceptable to Lender, (provided that if such certificates may be in the form required under the applicable Lease, they shall be deemed approved by Lender).

(l)            Lender shall have received evidence reasonably satisfactory to Lender that there is no ongoing litigation which would be reasonably likely to have a Material Adverse Effect with respect to the Post-Foreclosure Property or any ongoing litigation with respect to the foreclosure or ownership of the Post-Foreclosure Property, and that any and all such litigation has been completed or dismissed with prejudice by a court of competent jurisdiction without any right for appeal by any party adverse to Borrower or the applicable Borrower Subsidiary or that has remained dismissed without prejudice for a period of more than one hundred eighty (180) days.

(m)           Lender shall have received and approved an Annual Budget for the remainder of the Fiscal Year during which the Foreclosure Date occurs.  For purposes of this Section, the Annual Budget and, once approved, the Approved Annual Budget, is subject to the requirements of an “Annual Budget” and “Approved Annual Budget” each as defined in this Agreement.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1     Insurance.

5.1.1      Insurance Policies.

(a)

(i)           Borrower will, and will cause each Borrower Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party damage insurance, business interruption insurance and all-risk hazard and other casualty insurance with respect to bodily injury and liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and Borrower Subsidiaries as may customarily be carried or maintained under similar circumstances by companies of similar size engaged in similar businesses and owning similar properties, in each case in such amounts with such deductibles, covering such risks and otherwise on such terms and conditions as is customary for companies similarly situated in the industry, which policies and the related coverages, deductibles, terms and conditions will be acceptable to Lender.

(ii)          Without limiting the generality of clause (i) of this Section 5.1.1, Borrower shall cause each Borrower Subsidiary that owns an Individual Property, at its sole cost and expense, to obtain and maintain during the entire Term with respect to such Individual Property, insurance policies for such Borrower Subsidiary and such Individual Property as required under the terms of the applicable Mortgage.

(iii)         With respect to the Mortgage Loans, Borrower shall at all times maintain (or cause to be maintained) the insurance policies and coverages required under the Mortgage Loan Documents.

(b)           All insurance provided for in Section Section 5.1.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only each Individual Property in compliance with the provisions of Section 5.1.1(a).

(d)           Each policy of insurance will (a) name Lender and its successors and/or assigns as an additional insured in respect of public liability policies and (b) in the case of each business interruption and property or casualty insurance policy, contain a lender loss payable or mortgagee clause or endorsement, as the case may be, satisfactory in form and substance to Lender, that names Lender, as the loss lender payee or mortgagee thereunder, as the case may be, and provides for at least thirty days (or ten days in the case of nonpayment of premiums) prior written notice to Lender of any cancellation of such policy and any modification of such policy that reduces or releases coverage, increases deductible amounts or otherwise adversely limits or affects the protection afforded by such policy.

(e)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice to Borrower, to take such action as Lender deems reasonably necessary to protect its interests in the Real Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems reasonably appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon ten (10) days prior written demand and until paid shall be secured by the Mortgages and the Pledge Agreements and shall bear interest at the Default Rate.

Section 5.2     Casualty.

If an Individual Property or a Mortgaged Property shall sustain a Casualty, Borrower shall, and shall cause each applicable Borrower Subsidiary to, give prompt notice of such Casualty to Lender.  Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and this Agreement.

Section 5.3     Condemnation.

Borrower shall, and shall cause each applicable Borrower Subsidiary to, give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of an Individual Property or a Mortgaged Property and shall deliver to Lender a copy of any and all material papers served in connection with such proceedings.  Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and this Agreement.

Section 5.4     Delivery of Net Proceeds.

5.4.1      Assignment of Proceeds.

(a)           Subject to the terms of any applicable Lease as more particularly described on Schedule 5.4.1 attached hereto, all insurance proceeds and Awards received by Borrower or a Borrower Subsidiary with respect to a Casualty or Condemnation with respect to an Individual Property are hereby irrevocably assigned to and shall be paid to Lender.  The Net Proceeds with respect thereto shall be paid directly to Lender and held by Lender in the IMH Collection Account and shall constitute additional security for the Debt.

(b)           All insurance proceeds and Awards (together with any and all other amounts required to be delivered to or deposited with Borrower pursuant to the Mortgage Loan Documents upon the occurrence of a Casualty or Condemnation) received by Borrower or a Borrower Subsidiary in accordance with the Mortgage Loan Documents are hereby irrevocably assigned to and shall be paid to, and disbursed by, Lender in accordance with the applicable provisions of the Mortgage Loan Documents.  The Net Proceeds with respect thereto (together with any and all other amounts required to be delivered to or deposited with Borrower pursuant to the Mortgage Loan Documents upon the occurrence of a Casualty or Condemnation) shall be paid directly to Lender and held by Lender in the IMH Collection Account and shall constitute additional security for the Debt.  Such Net Proceeds (together with any and all other amounts required to be delivered to or deposited with Borrower pursuant to the Mortgage Loan Documents upon the occurrence of a Casualty or Condemnation) shall be disbursed by Lender to or as directed by, Borrower from time to time only to the extent required under the Mortgage Loan Documents, as certified in writing by an authorized officer of Borrower.

5.4.2      Application of Net Proceeds.

(a)           All Net Proceeds with respect to an Individual Property shall (subject to the terms of any Lease, mortgage or deed of trust that is senior to the applicable Mortgage) be paid directly to Lender and held by Lender in the IMH Collection Account and shall constitute additional security for the Debt.  At Lender’s sole and absolute discretion, such Net Proceeds may either (i) remain in the IMH Collection Account as additional security for the Debt, (ii) be made available to the applicable Borrower Subsidiary for the Restoration, (iii) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole and absolute discretion shall deem proper, or (iv) the same may be paid, either in whole or in part, to Borrower or the applicable Borrower Subsidiary for such purposes as Lender shall approve, in its discretion.

(b)        With respect to a Mortgage Loan, during the continuance of an Event of Default, Lender, at its option, may, subject to the terms of the Mortgage Loan Documents (and subject to the terms of any Lease, mortgage or deed of trust that is senior to the applicable Pledged Mortgage), withdraw all the Net Proceeds (together with any and all other amounts required to be delivered to or deposited with Borrower pursuant to the Mortgage Loan Documents upon the occurrence of a Casualty or Condemnation) or the undisbursed balance thereof deposited with Lender and may apply such Net Proceeds (together with any and all other amounts required to be delivered to or deposited with Borrower pursuant to the Mortgaged Documents upon the occurrence of a Casualty or Condemnation) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.  Lender’s  right to withdraw and apply such Net Proceeds (together with any and all other amounts required to be delivered to or deposited with Borrower pursuant to the Mortgage Loan Documents upon the occurrence of a Casualty or Condemnation) shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

ARTICLE 6

CASH MANAGEMENT

Section 6.1         Cash Management Arrangements.  Borrower shall, and shall cause each Borrower Subsidiary to, cause all Gross Revenue to be deposited into an account under the sole control of Lender subject to and in accordance with the terms of the Cash Management Agreement.

Section 6.2         Operating Expenses at Closing.  At Closing, Borrower shall be permitted to retain a portion of Gross Revenue in an amount equal to an amount that, in the aggregate, the Borrower Entities shall require in order to (i) maintain the operation and management of each Property, Mortgage Loan, Infinet and other Collateral owned by any Borrower Entity for a period of ninety (90) calendar days, as reasonably determined by Lender and (ii) pay those certain costs and expenses of Borrower in connection with the closing of the Loan as more particularly set forth on the closing statement, dated as of the date hereof, executed and delivered by Borrower to Lender.

ARTICLE 7

PROPERTY MANAGEMENT

Section 7.1         The Management Agreement.

Borrower shall, and shall cause each Borrower Subsidiary to, (i) cause each applicable Manager to manage each such Individual Property substantially in accordance with the applicable Management Agreement, (ii) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower Entity to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.  If any Borrower Entity shall default in the performance or observance of any material term, covenant or material condition of the Management Agreement on the part of any such Borrower Entity to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing any Borrower Entity from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be reasonably appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of such Borrower Entity to be materially performed or materially observed.

Section 7.2         Prohibition Against Termination or Modification.

Borrower shall not, and shall not permit any Borrower Subsidiary to, (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of any Individual Property with any Manager or any other Person, (iii) consent to the assignment by a Manager of its interest under the any Management Agreement, or (iv) waive or release any of its rights and remedies under any Management Agreement, in each case without the express consent of Lender, in its sole and absolute discretion.  If, at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) an assignment of management agreement subordination of management fees substantially in the form of Exhibit F attached hereto.

Section 7.3         Replacement of Manager.

Lender shall have the right to require Borrower to replace the Manager with a Person chosen by Borrower and approved by Lender upon the occurrence of an Event of Default.

ARTICLE 8

DEFAULTS

Section 8.1         Events of Default.

(a)          Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)           if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled quarterly payment of interest, and, if applicable, principal due under the Note is not paid in full within five (5) calendar days following the applicable Quarterly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Exit Fee is not paid when due, or (E) any deposit to the IMH Collection Account is not made within five (5) calendar days following the required deposit date therefor;

(ii)          if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days;

(iii)         if any of the Taxes or Other Charges are not paid before delinquency;

(iv)        if the Policies are not (A) delivered to Lender and (B) kept in full force and effect, each in accordance with the terms and conditions hereof; and which breach is not cured within five (5) days after written notice from Lender;

(v)          if any Borrower Entity breaches or permits or suffers a breach of the provisions of Section 4.2.1;

(vi)        if any certification, representation or warranty made by any Borrower Entity herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument that has been both (a) certified to Lender by any Borrower Entity, and (b) created by such Borrower Entity, including, but not limited to, the Certification of Borrower, shall have been false or misleading in any material respect as of the date such certification, representation or warranty was made to Lender, and any material loss, cost or damage is incurred by Lender as a result of such materially misleading certification, representation or warranty by any Borrower Entity is not cured by Borrower within thirty (30) days following written notice thereof from Lender;

(vii)       if any Borrower Entity shall make an assignment for the benefit of creditors;

(viii)      if a receiver, liquidator or trustee shall be appointed for any Borrower Entity or if any Borrower Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Entity, or if any proceeding for the dissolution or liquidation of any Borrower Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower Entity, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix)         if any Borrower Entity attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)          if any Borrower Entity shall be in default under (i) any mortgage or security agreement covering any part of the Real Property whether it be superior, pari passu or junior in Lien to the Mortgages, or (ii) any agreements to which any Borrower Entity is a party and has incurred any Indebtedness, and such default has not been cured by such Borrower Entity within any contractually permitted time period therein;

(xi)         subject to the applicable Borrower Entity’s right to contest as provided in Section 3.5(b) of the related Mortgage, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien except a Lien for Taxes not then due and payable and such lien is not removed or bonded within thirty (30) days;

(xii)        except as expressly permitted herein, the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender;

(xiii)       if any Borrower Entity ceases to continuously operate any Individual Property or any portion thereof as currently used for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken with the consent of Lender);

(xiv)       if any Borrower Entity shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to such Borrower Entity from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that such Borrower Entity shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for such Borrower Entity in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xv)        if any Borrower Entity or any Person owning a direct or indirect ownership interest in any Borrower Entity shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xvi)       if any  Borrower Entity materially breaches any covenant contained in Section 4.1.7 hereof;

(xvii)      except as expressly permitted pursuant to the Loan Documents, if any Borrower Entity or any other Person grants any easement, covenant or restriction (other than the Permitted Encumbrances) over any Individual Property;

(xviii)     if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to any Borrower Entity, any Real Property or any Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xix)       if any claim or demand is made, cause of action, investigation, litigation or proceeding instituted, judgment issued, or fine or penalty levied, against one or more Borrower Entities by the SEC, any other Governmental Authority or any Person, including, without limitation, any judgment, fine, penalty or adverse circumstance, resulting in liability to one or more Borrower Entities in excess of ten million five hundred thousand dollars ($10,500,000) (after application of any insurance proceeds), individually or in the aggregate with any other judgments, fines, penalties and adverse circumstances.

(b)         Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and during the continuation thereof, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems reasonably advisable to protect and enforce its rights against Borrower and in and to the Collateral and the Real Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against any Borrower and/or any Borrower Subsidiary and with respect to all or any of the Collateral or the Real Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2         Remedies.

(a)         Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral or the Real Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral, Individual Properties and each Mortgage and Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

With respect to Borrower, the Collateral and the Individual Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Collateral or Individual Property for satisfaction of the Obligations in preference or priority to any other Collateral or Individual Property, and Lender may seek satisfaction out of all of the Collateral and the Individual Properties or any part thereof in its absolute discretion.  Lender shall have the right from time to time following the occurrence and during the continuance of an Event of Default to partially foreclose the Mortgages (or any of them) and/or the Pledge Agreements (or any of them) in any manner and for any amounts secured by the Mortgages (or any of them) and the Pledge Agreements (or any of them) then due and payable as determined by Lender in its sole and absolute discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgages (or any of them) and/or the Pledge Agreements (or any of them) to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgages (or any of them) and/or the Pledge Agreements (or any of them) to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages (or any of them) and the Pledge Agreements (or any of them) as Lender may elect.  Notwithstanding one or more partial foreclosures, each Individual Property shall remain subject to the applicable Mortgage and the Collateral shall remain subject to the applicable Pledge Agreement, in each case, to secure payment of sums secured by the Mortgages and the Pledge Agreements and not previously recovered.

(b)         Upon written notice by Lender to Borrower, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole and absolute discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall, and shall cause each Borrower Subsidiary to, execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable solely to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, the costs of which shall be borne solely by Lender.  The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents.

(c)         Any amounts recovered from the Individual Properties or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole and absolute discretion shall determine.

Section 8.3         Lender’s Right to Perform.

If any Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages and the other Loan Documents) and shall bear interest thereafter at the Default Rate.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

Section 8.4         Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole and absolute discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to any Borrower Entity shall not be construed to be a waiver of any subsequent Default or Event of Default by any Borrower Entity or to impair any remedy, right or power consequent thereon.

ARTICLE 9

MISCELLANEOUS

Section 9.1         Survival; Successors and Assigns.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.  Notwithstanding any other provision to the contrary, the Obligations shall automatically cease upon the Conversion on the Conversion Date.

Section 9.2         Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 9.3         Governing Law.

(a)         THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE, THIS AGREEMENT AND LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT, TO THE EXTENT SET FORTH IN THE LOAN DOCUMENTS, AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE INDIVIDUAL PROPERTY IS LOCATED.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH OF LENDER AND BORROWER WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Statutory Agent in Arizona:

Corporation Service Company
2338 W. Royal Palm Rd., Suite J
Phoenix, AZ  85021

Statutory Agent in Delaware:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 9.4         Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5         Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.  Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 9.6         Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 9.6.  Any Notice shall be deemed to have been received:  (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	NWRA Ventures I, LLC
10 Cutter Mill Road, Suite 402
Great Neck, NY 11021
Attention: Seth Lipsay
Facsimile No. (646) 723-4760

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Robert J. Wertheimer, Esq.
Facsimile No. (212) 230-6936

If to any	IMH Financial Corporation
Borrower Entity:	4900 North Scottsdale Road
Suite 5000
Scottsdale, AZ 85251
Attention: Mr. Will Meris
Facsimile No. (480) 840-8401

with a copy to:	O'Melveny & Myers LLP
Two Embarcadero Center
28th Floor
San Francisco, CA 94111
Attention:  Peter T. Healy, Esq.
Facsimile No.  (415) 984-8701

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 9.6.  Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery.  Notice for any party may be given by its respective counsel.

Any Notice delivered by Lender to Borrower pursuant to this Section 9.6 shall, for all purposes, be deemed to have also been delivered to each other Borrower Entity.

Section 9.7         Trial by Jury.

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 9.8         Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9         Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Notwithstanding the foregoing, Lender and Borrower shall promptly and diligently endeavor in good faith to replace such ineffective and invalid provision with one that is effective and valid and expresses the mutual understanding of the parties.

Section 9.10       Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.11       Waiver of Notice.

No Borrower Entity shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to such Borrower Entity and except with respect to matters for which any Borrower Entity is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Each Borrower Entity hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to any Borrower Entity.

Section 9.12       Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 9.13       Expenses; Indemnity.

(a)         Except as otherwise set forth in this Agreement, Borrower shall, and shall cause each Borrower Subsidiary to, pay or, if any Borrower Entity fails to pay, reimburse Lender upon receipt of written notice from Lender, for all reasonable and actual costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) any Borrower Entity’s ongoing performance of and compliance with any such Borrower Entity’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Borrower Entity; (iv) the filing and recording fees and expenses, title insurance and reasonable and actual fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower Entity, this Agreement, the other Loan Documents, any Collateral or Real Property or any other security given for the Loan; and (vi) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or the Real Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender or with respect to the preparation by Lender's counsel of the Severed Loan Documents.  Any costs due and payable to Lender may be paid, at Lender’s election in its sole and absolute discretion, from any amounts in the IMH Collection Account.

(b)         Borrower shall, and shall cause each Borrower Subsidiary to, indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any misrepresentation by any Borrower Entity contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) any information provided by or on behalf of any Borrower Entity, or contained in any documentation approved by any Borrower Entity; (iv) ownership of the Pledged Mortgages, the Real Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Real Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Mortgaged Property or the Real Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Mortgaged Property or the Real Property; (viii) any failure of any Mortgaged Property or the Real Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Mortgaged Property or the Real Property or any part thereof, or any liability asserted against Lender with respect thereto; (x) the claims of any lessee of any portion of any Mortgaged Property or the Real Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (xi) the claims of any plaintiffs or co-defendants in the litigation referred to on Schedule 9.13(b) attached hereto or any other litigation related thereto, including, without limitation, any challenges relating to the enforceability of the Loan; and (xii) the claims of any party in connection with the conversion set forth in the Borrower’s Form S-4 filed with the SEC by Borrower including, without limitation, any challenges relating to the enforceability of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the illegal acts, fraud or willful or gross misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall, and shall cause each Borrower Subsidiary to, pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 9.14       Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15       Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)         Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Real Property other than that of mortgagee, beneficiary or lender.

(b)         This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole and absolute discretion, Lender deems it advisable or desirable to do so.

Section 9.17       Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its affiliates shall be subject to the prior written approval of Lender.  Notwithstanding the foregoing, no Form 8-K filing in connection with the Loan, as required by the SEC or any other regulatory authority, shall require Lender’s or any affiliate’s consent or prior approval; provided, that, written notice of such filings is delivered by Borrower to Lender.

Section 9.18       Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Real Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Real Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Real Property in preference to every other claimant whatsoever.

Section 9.19       Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 9.20       Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 9.21       Brokers and Financial Advisors.

9.21.1    Except as otherwise set forth in Section 10.4.4 of this Agreement, Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower shall indemnify, defend and hold Lender and all affiliates thereof harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 9.21.1 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

9.21.2    Lender hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.  Lender shall indemnify, defend and hold Borrower and all affiliates thereof harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Borrower’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 9.21.2 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 9.22       Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including the “Term Sheet for Investment in IMH Financial Corporation” dated January 14, 2011 (as amended) between Borrower and an affiliate of Lender, are superseded by the terms of this Agreement and the other Loan Documents.  In addition, Borrower hereby agrees that it is not relying on and has not relied on any representations, warranties or statements, whether written or oral, of the Lender, any Affiliate of the Lender or any other party in connection with its decision to enter into the transaction described in this Agreement and the related Loan Documents and that this Agreement and the related Loan Documents set forth the entire set of representations, warranties and understandings of the Borrower with respect to the transaction described herein and in the Loan Documents.

Section 9.23       Joint and Several Liability.

If more than one Person has executed this Agreement as “Borrower”, the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 9.24       Assignments and Participations.  Upon written notice to Borrower, Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement, as more particularly set forth in the Note.

Section 9.25       Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.26       Set-Off.

In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole and absolute discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.27       Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a)         Each Borrower Entity acknowledges that Lender has made the Loan to Borrower upon the security of each Borrower Entity’s collective interest in the Collateral and the Real Property and in reliance upon the aggregate of the Collateral and Real Property taken together being of greater value as collateral security than the sum of each Mortgage Loan and Individual Property taken separately.  Borrower agrees that each of the Pledge Agreements and Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Pledge Agreements or Mortgages shall constitute an Event of Default under each of the other Pledge Agreements or Mortgages which secure any of the Note or the Guaranty of Borrower Obligations; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Pledge Agreement and Mortgage; (iii) each Pledge Agreement and Mortgage shall constitute security for the Note and the Guaranty of Borrower Obligations as if a single blanket lien were placed on all of the Collateral and Real Property as security for the Note and the Guaranty of Borrower Obligations; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)         To the fullest extent permitted by law, each Borrower Entity for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners or members, and others with interests in any Borrower Entity, and of the Collateral and the Real Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages or the Pledge Agreements, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any of the Collateral or the Real Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of any of the Collateral or the Real Property in preference to every other claimant whatsoever.  In addition, each Borrower Entity, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages or the Pledge Agreements, any equitable right otherwise available to any Borrower Entity which would require the separate sale of any of the Collateral or the Real Property or require Lender to exhaust its remedies against any Individual Property or Collateral or any combination of any of the Collateral or the Real Property before proceeding against any other Individual Property or combination of any of the Collateral or the Real Property; and further in the event of such foreclosure, each Borrower Entity does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of any of the Collateral or the Real Property.

Section 9.28      Treatment of the Note and Obligations.  Lender and Borrower intend to treat the Note, the amounts borrowed hereunder, and the Obligations as debt, and the relationship between Borrower and Lender as that of debtor and creditor, in each case for all federal, state and local tax purposes.  Each of Lender and Borrower agree that each such party and its respective Affiliates will report the transactions hereunder consistently with such intent for federal, state and local tax purposes.

Section 9.29      Treatment of the Exit Fee. Lender and Borrower shall treat any Exit Fee as original issue discount for all federal, state and local tax purposes.  Each of Lender and Borrower agree that each such party and its respective Affiliates will file all tax returns consistently with the foregoing and shall not take any position for tax purposes inconsistent with the foregoing.

Section 9.30      Register. Lender shall keep a “register” as non-fiduciary agent of Borrower, which shall provide for the recordation of the name and address of, and the amount of outstanding principal and interest owing to, each Lender.  The entries in the register shall be conclusive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Borrower and each Lender shall treat each person whose name is recorded in the register pursuant to the terms hereof as a Lender for all purposes.  Notwithstanding anything to the contrary contained in this Agreement or the Notes, the Obligations are registered obligations and the right, title and interest of any Lender and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register.  In the event that Lender (or its assignee) consummates a participation pursuant to Section 9.24 Lender shall maintain with respect to such participation, acting for this purpose as non-fiduciary agent for Borrower, a register comparable to the register described in the preceding paragraph, herein referred to as the “participant register”.  Notwithstanding anything to the contrary contained in this Agreement or any participation agreement or note issued in respect of such participation, interests in the rights and/or obligations of Lender (or its assignee) under this Agreement may be participated in whole or in part only by registration of such participation on such participant register. This Section 9.30 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 7871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).  The register and participant register shall be available for inspection by any Lender from time to time upon reasonable prior notice.

Section 9.31      Indemnified Taxes.

9.31.1    All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Indemnified Taxes”), including any interest, additions to tax or penalties applicable thereto, excluding (i) taxes measured by the Lender’s (or its assignee’s) income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender (or its assignee) is resident, or organized or any political subdivision thereof, or by the jurisdiction of Lender’s (or its assignee’s) applicable lending office, or (ii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender (or its assignee) to comply with the terms of paragraph (b) below, provided, however, that if Lender is otherwise exempt from or subject to a reduced rate of withholding tax and becomes subject to taxes or additional taxes, as applicable, because of its failure to deliver a form required in paragraph (b) below, Borrower shall take such steps as Lender shall reasonably request to assist Lender to recover such taxes. If any non-excluded Indemnified Taxes (including any interest, additions to tax or penalties applicable thereto) are required to be withheld from any amounts payable to Lender (or its assignee) hereunder, the amounts so payable to Lender (or its assignee) shall be increased to the extent necessary to yield to Lender (after payment of all non-excluded Indemnified Taxes (including payment of all non-excluded Indemnified Taxes imposed on additional amounts payable pursuant to this Section)) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non-excluded Indemnified Tax is payable pursuant to applicable law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non-excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender.  Borrower hereby indemnifies Lender for any incremental taxes, interest, penalties or costs that may become payable by Lender which may result from any failure by Borrower to pay any such non-excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

9.31.2    Lender (and any assignees) agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or W-81MY or W-9 or successor applicable form, as applicable.

ARTICLE 10

CONVERSION

Section 10.1       Lender Conversion Right. Borrower hereby grants to Lender the irrevocable right coupled with an interest, exercisable at any time, and from time to time, prior to or upon the Stated Maturity Date (the “Conversion Right”), by delivery to the Borrower of the notice attached hereto as Exhibit B (the “Conversion Notice”), to convert (the “Conversion”) all or (in the event of a prepayment of the Note permitted by, pursuant to, and in accordance with, the terms of the Note) any part of the Outstanding Principal Balance into shares of Borrower’s Series A Cumulative Convertible Preferred Stock (the “Preferred Equity Shares”) pursuant to the Certificate of Designation (as hereinafter defined), which are described in the form of Certificate of Designation of the Borrower attached hereto as Exhibit C (the “Certificate of Designation”). The number of Preferred Equity Shares issuable to Borrower upon the Conversion shall equal the quotient obtained by dividing (a) (i) Outstanding Principal Balance plus (ii) the Base Interest (as defined in the Note) plus (iii) the Deferred Compounded Interest (as defined in the Note) by (b) the $9.58 (the “Conversion Price”).  On the third Business day after the Borrower’s receipt of the Conversion Notice (the “Conversion Date”), the Borrower shall pay to the Lender accrued interest on the Loan to and including the Conversion Date.  No Borrower, Guarantor, or any of their respective officers, directors, members, shareholders or partners shall impede or otherwise prevent the Conversion.  IF ANY BORROWER, GUARANTOR, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS OR PARTNERS SHALL IMPEDE OR OTHERWISE PREVENT THE CONVERSION, THEN, AT LENDER’S ELECTION, LENDER MAY SEEK SPECIFIC PERFORMANCE OF BORROWER’S OBLIGATIONS SET FORTH IN THIS ARTICLE 10 AND ALL OTHER REMEDIES AVAILABLE AT LAW OR EQUITY.

Section 10.2       Closing of Conversion.

10.2.1    Delivery Prior to Closing.  In the event that Lender has exercised its Conversion Right at any time prior to the delivery by Borrower of a prepayment notice pursuant to, and in accordance with, the terms of the Note, then, on or before the date that is not more than thirty (30) days, nor less than 15 days, prior to the Conversion Date, Borrower shall deliver to Lender an officer's certificate of Borrower, certifying to Lender and Lead Investor (as defined in the Certificate of Designation), and, as necessary, updating, those representations and warranties contained in Schedule 1 of the Certificate of Designation (the “Bringdown Certificate”).

10.2.2    Delivery at the Closing.  On the Conversion Date, Borrower shall deliver to the Lender (i) one or more stock certificates registered in the name of the Lender, representing the number of the Preferred Equity Shares being purchased by the Lender pursuant to this Agreement, and (ii) the Bringdown Certificate dated as of the Conversion Date.

10.2.3    Restrictive Legend.  Each certificate representing the Preferred Equity Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities Laws):

(a)         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT OF 1933.

Section 10.3       Representations and Warranties of Borrower.  In addition to the representations and warranties contained in Article 3, as material inducement to the Lender to enter into and perform its obligations under this Agreement, Borrower hereby represents and warrants to the Lender that as of the date hereof and as of the Conversion Date:

10.3.1    Due Authorization.  The issuance of the Preferred Equity Shares and the shares of Common Stock to be issued upon the conversion of the Preferred Equity Shares (the “Conversion Shares”) have been duly authorized by all necessary corporate action.

10.3.2    Validly Issued. The Preferred Equity Shares to be issued as of the Conversion Date and the Conversion Shares, if and when issued, will be validly issued, fully paid and non-assessable.

10.3.3    Capitalization of the Borrower.

(a)         The authorized capital stock of Borrower and the issued and outstanding shares of the capital stock of Borrower, as of the date hereof is as set forth on Schedule 10.3.3(a), and there will be no change in the capitalization of the Borrower prior to the Conversion, except as otherwise permitted pursuant to Section 4.2.25 of this Agreement.

(b)         Except as contemplated by this Agreement or as otherwise set forth on Schedule 10.3.3(a), there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which Borrower is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of Borrower pursuant to any provision of law, Borrower’s organizational documents or any contract, “shareholders’ rights plan”, “poison pill” or similar plan, arrangement or scheme to which Borrower is a party.

(c)         All shares of the capital stock and other securities issued by Borrower have been issued in transactions in accordance with applicable foreign, state and federal Laws and regulations governing the sale and purchase of securities.

10.3.4    No General Solicitation; Placement Agent’s Fees.  Neither the Borrower, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the securities contemplated by this Agreement (the “Securities”).  Borrower shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby pursuant to written agreements between Borrower or any Borrower Subsidiary and such persons; provided, however, for the avoidance of doubt no such fees are due and payable by Borrower (or any affiliate thereof) to Lender (or any affiliate thereof).  Neither the Borrower nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities.

10.3.5    No Integrated Offering.  None of the Borrower, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise other than the Rights Offering and the Tender Offer.

10.3.6    Valid Issuance of Securities. Based in part upon and assuming the accuracy of the representations of the Lender in Section 10.4, the offering, sale and issuance of the Securities, including the issuance of the Preferred Equity Shares upon the Conversion and the issuance of the Conversion Shares, does not require registration under the Securities Act or applicable state securities and “blue sky” Laws. Borrower has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” Laws in connection with the Rights Offering and the Tender Offer.

10.3.7    SEC Reports.  Borrower has since its inception filed all required forms, reports and documents required to be filed by it (“SEC Reports”) with SEC when due (subject to permitted extensions by the SEC) in accordance with the Securities Act and Exchange Act.  As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be.  As of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.3.8    No Consent or Approval Required.  Except as set forth on Schedule 10.3.8, no material consent, approval or authorization of, or declaration to or filing with, any Person is required by Borrower for the valid issuance and delivery of the Preferred Equity Shares or the Conversion Shares, other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

10.3.9    Disclosure.  To Borrower’s actual knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition or results of operations of Borrower that have not been set forth in this Agreement, any schedule attached to this Agreement, the SEC Reports (which shall include, without limitation, the Form 10K for the year ended December 31, 2010) or other documents delivered or made available on Borrower's electronic data sites with Box.net and Merrill Lynch Datasite on or prior to the date hereof to the Lender or its attorneys or agents in connection herewith.  Neither this Agreement, the SEC Reports nor any of the schedules or exhibits to this Agreement contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements contained herein or therein taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 10.4       Representations and Warranties of the Lender.  As a material inducement to Borrower to enter into and perform its obligations under this Article 10, the Lender represents, warrants and covenants, as of the date hereof, to Borrower as follows:

10.4.1    Experience.  Lender is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and, by virtue of their experience in evaluating and investing in private placement transactions of securities in companies similar to Borrower, the Lender is capable of evaluating the merits and risks of its investment in Borrower and has the capacity to protect its own interests.  Lender has had access to Borrower’s senior management and has had the opportunity to conduct such due diligence review as it has deemed appropriate.

10.4.2    Investment.  Lender is purchasing the Securities for investment and not with the view to, or for resale in connection with, any distribution of any part thereof.  Lender understands that the Securities have not been registered under the Securities Act or applicable state securities or “blue sky” Laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities or “blue sky” laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Lender’s representations as expressed herein.

10.4.3    Transfer Restrictions.  Lender acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Securities must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities or “blue sky” Laws or unless an exemption from such registration is available.

10.4.4    Brokers or Finders.  Lender has not retained any investment banker, broker or finder in connection with the purchase of the Securities and neither Borrower nor any affiliate thereof shall owe Lender or any affiliate thereof any fees thereunder.  Borrower hereby represents that, except for Borrower’s engagement of Sutter Securities, LLC as a financial advisor to render a fairness opinion in connection with the subject transaction (including the preferred stock issued upon any conversion), neither Borrower nor any Borrower Entity has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Borrower Entity or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.4.4 shall survive the expiration and termination of this Agreement, the payment of the Obligations and the Conversion of the Note.

Section 10.5       Survival of Representations.  All representations and warranties made in this Article 10 and in any document, certificate or statement delivered pursuant hereto or in connection with this Article 10 shall survive the Conversion.

Section 10.6       Miscellaneous.

10.6.1    Taxes.  All transfer, stamp (including documentary stamp) taxes, if any, and other similar taxes with respect to the purchase and sale of the Securities and the issuance of the Preferred Equity Shares and the Conversion Shares, shall be borne by Borrower.

10.6.2    Public Announcement.  Lender and the Borrower will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law in the reasonable opinion of counsel to the Borrower.  Notwithstanding the foregoing, no Form 8-K filing in connection with the Loan, as required by the SEC or any other regulatory authority, shall require Lender’s or any affiliate’s consent or prior approval; provided, that, written notice of such filings is delivered by Borrower to Lender.

10.6.3    No Third Party Beneficiaries.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.6.4    Rights Granted.  The rights granted to Lender in this Article 10 are coupled with an interest and may not be revoked or canceled by Borrower.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

NWRA VENTURES I, LLC, a Delaware limited
liability company

By:	/s/ Andrew n. Stark
Name: Andrew N. Stark
Title: Authorized Signatory

BORROWER:

IMH FINANCIAL CORPORATION, a Delaware
corporation

By:	/s/ William G. Meris
Name: William G. Meris
Title: President

[JOINDER PARTY SIGNATURE PAGE FOR ALL BORROWER SUBSIDIARIES]

Each of the Borrower Subsidiaries joins in this Agreement solely with respect to any representations, warranties, covenants or waivers made by any such individual Borrower Subsidiary.

SCHEDULE I

INDIVIDUAL PROPERTIES

Sch. I-1

SCHEDULE II

MORTGAGE LOANS

Sch. II-1

SCHEDULE 3.1.3

CONFLICTS

Sch. 3.1.3-1

SCHEDULE 3.1.4

LITIGATION

Sch. 3.1.4-1

SCHEDULE 3.1.5

FINANCIAL OBLIGATIONS

Sch. 3.1.5-1

SCHEDULE 3.1.6

CONSENTS

Sch. 3.1.6-1

SCHEDULE 3.1.14

ORGANIZATIONAL CHART

SCHEDULE 3.2.6

ASSIGNMENT OF LEASES

SCHEDULE 3.2.10

PHYSICAL CONDITIONS (INDIVIDUAL PROPERTY)

SCHEDULE 3.2.12

RENT ROLL (INDIVIDUAL PROPERTY)

SCHEDULE 3.2.14

CASUALTY OR DAMAGE

SCHEDULE 3.2.15

PURCHASE OPTIONS

SCHEDULE 3.3.6

PHYSICAL CONDITIONS (MORTGAGED PROPERTY)

SCHEDULE 3.3.8

RENT ROLL (MORTGAGED PROPERTY)

SCHEDULE 3.3.18

MORTGAGED PROPERTIES; USES OF

SCHEDULE 3.3.18(a)

CROSS COLLATERALIZATION OF MORTGAGED PROPERTY

SCHEDULE 3.3.18(b)

CROSS DEFAULTED MORTGAGE LOANS

SCHEDULE 3.3.22

MORTGAGE LOAN PAYMENT STATUS

SCHEDULE 3.3.27

MORTGAGE LOAN RECOURSE EXCEPTIONS

SCHEDULE 3.3.30

MODIFICATIONS OF MORTGAGE LOANS

SCHEDULE 3.3.34

MORTGAGE LOAN DEFAULTS

SCHEDULE 3.3.35

DISBURSEMENTS

SCHEDULE 3.3.43

UTILITIES

EXHIBIT A

LEGAL DESCRIPTION

A-1

EXHIBIT B

FORM OF NOTICE OF CONVERSION

Pursuant to Article 10 of that certain Loan Agreement dated as of [_____________] [__], 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto, the “Loan Agreement”), between [[[_____________]]], a [_________], having an address at [_________] (together with its successors and assigns, collectively, “Lender”), and IMH Financial Corporation, a _____________________, having an address at [_____________________________________], (“Borrower”), Lender hereby notifies the Borrower that, as of the date hereof, the Lender is exercising its Conversion Right in respect of the Outstanding Principal Balance of the Loan.

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms or incorporated by reference in the Loan Agreement.

Date:

[[[_________________]]]

By:
Name:
Title:

B-1

Exhibit C

CERTIFICATE OF DESIGNATION

C-1

Exhibit D

EMPLOYMENT AGREEMENTS AND ITH CONSULTING AGREEMENT

(see attached)

D-1

Exhibit E

FORM OF OFFICER’S CERTIFICATE

E-1

Exhibit F

FORM OF ASSIGNMENT OF MANAGEMENT AGREEMENT AND
SUBORDINATION OF MANAGEMENT FEES

THIS ASSIGNMENT OF MANAGEMENT AGREEMENT AND SUBORDINATION OF MANAGEMENT FEES (this “Assignment”) is made as of the ____ day of _________, 2011, by [_______] (“Borrower [Subsidiary]”)2, to NWRA Ventures I, LLC, a New York limited liability company, having an address c/o NWRA Capital Partners, LLC, 10 Cutter Mill Road, Suite 402, Great Neck, NY 11021, as assignee in its capacity as agent (NWRA Ventures I, LLC, acting in it capacity as agent, “Agent”) for the equal and ratable benefit of Lender (as hereinafter defined) and the Indenture Trustee (as hereinafter defined), as trustee under the Trust Indenture (as hereinafter defined) for the equal and ratable benefit of the Noteholders (as hereinafter defined), and is consented and agreed to by _________________________________, a _______________________________, having its principal place of business at _____________________________________ (“Manager”).

RECITALS:

A.           [[[IMH Financial Corporation, a Delaware corporation (“Borrower”), is the sole member of Borrower Subsidiary]]].

B.           On May [_____], 2011, NWRA Ventures I, LLC, a Delaware limited liability, acting in its capacity as lender (“Lender”), made a loan to Borrower (the “Loan”) in the principal sum of Fifty Million and 00/100 Dollars ($50,000,000), pursuant to a certain Loan Agreement dated as of May [_____], 2011 between Borrower and Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in a writing executed by the parties thereto, being hereinafter referred to as the “Loan Agreement”), and evidenced by a certain Promissory Note dated as of May [_____], 2011 in the principal sum of Fifty Million and 00/100 Dollars ($50,000,000) given by Borrower to Lender (such Promissory Note, together with all extensions, renewals, replacements, restatements or modifications thereof in a writing executed by the parties thereto, being hereinafter referred to as the “Note”).  Capitalized terms used in this Assignment shall, unless otherwise defined herein, have the respective meanings ascribed to such terms in the Loan Agreement, which Loan Agreement is hereby incorporated herein by reference with the same force and effect as if fully set forth herein.

2 Term subject to party to management agreement.

C.           Within thirty (30) days after May [_____], 2011, Borrower shall have offered for sale to Borrower’s current shareholders up to $10,000,000 of notes (such notes, together with all extensions, renewals, replacements, restatements or modifications thereof in a writing executed by the Borrower and the Indenture Trustee pursuant to the Trust Indenture, being hereinafter referred to as the “Indenture Notes”) pursuant to the provisions of a certain Rights Offering and the provisions of a certain Trust Indenture (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in a writing executed by the parties thereto, the “Trust Indenture”) dated as of May [_____], 2011 entered into between Borrower and *[______________, a ___________,]* as trustee (the “Indenture Trustee”), for the equal and ratable benefit of Borrower’s current shareholders who elect to purchase some or all of the Indenture Notes pursuant to the Rights Offering, and Lender, if Lender so elects, pursuant to the terms of the Loan Agreement, to purchase some or all of the Indenture Notes not purchased by the Borrower’s current shareholders (such shareholders and Lender as such purchaser, being herein collectively referred to as the “Noteholders”).

D.           In consideration of the making of the Loan by Lender to Borrower and in consideration of Lender’s agreement to permit the Borrower to issue the Indenture Notes, each of the Borrower Subsidiaries have executed and delivered to Agent a certain Guaranty dated as of May [_____], 2011 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in a writing executed by the parties thereto, being hereinafter referred to as the “Guaranty”) pursuant to the provisions of which, and subject to terms, provisions and limitations set forth therein, each of the Borrower Subsidiaries have guaranteed on a several basis, and not on a joint and several basis, payment of the $60,000,000 aggregate principal amount of the Note and the Indenture Notes, or so much thereof as may be advanced pursuant to the Rights Offering, together with all interest and other sums of any nature whatsoever which may or shall become due and payable thereon in accordance with the provisions of the Loan Documents (such principal amount of $60,000,000, or so much thereof as may be advanced pursuant to the Rights Offering and be outstanding from time to time, together with such interest and other sums, being hereinafter collectively referred to as the “Guaranteed Debt”).

E.           The Guaranteed Obligations of Borrower are secured by, among other things, a [[[Mortgage][Deed of Trust]]]] and Security Agreement (the “Mortgage”), dated as of May [_____], 2011, which grants Agent a [[[first]]] lien on the property encumbered thereby (the “Property”).  The Note, the Loan Agreement, the Mortgage, this Assignment and any of the other documents evidencing or securing the Loan are collectively referred to as the “Loan Documents”.

F.           Pursuant to a certain Management Agreement dated __________ __, ____ between [[[________]]] and Manager (the “Management Agreement”) (a true and correct copy of which Management Agreement is attached hereto as Exhibit A), [_______] employed Manager exclusively to rent, lease, operate and manage the Property and Manager is entitled to certain management fees (the “Management Fees”) thereunder.

G.           Lender has required, as a condition subsequent to the making of the Loan, that [_______] assign the Management Agreement and that Manager subordinate its interest in the Management Fees in lien and payment to the Mortgage as set forth below.

AGREEMENT

For good and valuable consideration the parties hereto agree as follows:

1.           Assignment of Management Agreement.  As additional collateral security for the Loan, Borrower hereby conditionally transfers, sets over and assigns to Agent all of Borrower’s right, title and interest in and to the Management Agreement, said transfer and assignment to automatically become a present, unconditional assignment, at Agent’s option, in the event of a default by Borrower under the Note, the Loan Agreement, the Mortgage or any of the other Loan Documents, including, but not limited to, escrow agreements, and the failure of Borrower to cure such default within any applicable grace period.

2.           Subordination of Management Fees.  The Management Fees and all rights and privileges of Manager to the Management Fees are hereby and shall at all times continue to be subject and unconditionally subordinate in all respects in lien and payment to the lien and payment of the Mortgage, the Note, the Loan Agreement and the other Loan Documents and to any renewals, extensions, modifications, assignments, replacements, or consolidations thereof and the rights, privileges, and powers of Agent thereunder.

3.           Estoppel.  Manager represents and warrants that (a) the Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Assignment, (b) neither Manager nor Borrower is in material default under any of the material terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (c) neither Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement and (d) the Management Fees and all other sums due and payable to the Manager under the Management Agreement have been paid in full through the applicable due date.

4.           Agreement by Borrower and Manager.  Borrower and Manager hereby agree that in the event of a default by Borrower (continuing beyond any applicable grace period) under the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents (each, an “Event of Default”) during the term of this Assignment or upon the occurrence of any event which would entitle Agent to terminate the Management Agreement in accordance with the terms of the Loan Documents, Agent may terminate the Management Agreement and require Manager to transfer its responsibility for the management of the Property to a management company selected by Agent in Agent’s sole discretion, effective as of the date set forth in Agent’s notice to Manager.  Following any such termination, Manager shall apply all rents, security deposits, issues, proceeds and profits of the Property in accordance with Agent’s written directions to Manager.

5.           Agent’s Right to Replace Manager.  In addition to the foregoing, in the event that Agent, in Agent’s reasonable discretion, at any time during the term of this Assignment, determines that the Property is not being managed in accordance with generally accepted management practices for properties similar to the Property and Manager is in breach of the Management Agreement and it can be terminated as a result thereof, Agent shall deliver written notice thereof to Borrower and Manager, which notice shall specify with particularity the grounds for Agent’s determination.  If Agent reasonably determines that the conditions specified in Agent’s notice are not remedied to Agent’s reasonable satisfaction by Borrower or Manager within thirty (30) days from receipt of such notice or that Borrower and/or Manager have failed to diligently undertake correcting such conditions within such thirty (30)-day period, Agent may direct Borrower to terminate Manager as manager of the Property and terminate the Management Agreement (to the extent permitted thereunder, after all applicable cure periods have lapsed) and to replace Manager with a management company acceptable to Agent in Agent’s sole discretion.

6.           Receipt of Management Fees.  Manager shall not be obligated to return or refund to Agent any Management Fees or other fee, commission or other amount received by Manager prior to the occurrence of the Event of Default, and to which Manager was entitled under the Management Agreement.

7.           Consent and Agreement by Manager.  Manager hereby acknowledges and consents to this Assignment and agrees that Manager will act in conformity with the provisions of this Assignment and Agent’s rights hereunder or otherwise related to the Management Agreement.  In the event that the responsibility for the management of the Property is transferred from Manager in accordance with the provisions hereof, Manager shall fully cooperate in transferring its responsibility to a new management company and effectuate such transfer no later than thirty (30) days from the date the Management Agreement is terminated.  Further, Manager shall (a) not contest or impede the exercise by Agent of any right it has under or in connection with this Assignment; (b) in the manner provided for in this Assignment, give at least thirty (30) days prior written notice to Agent of its intention to terminate the Management Agreement or otherwise discontinue its management of the Property and (c) not amend any of the provisions or terms of the Management Agreement without the prior consent of Agent.

8.           Termination.  This Assignment shall terminate upon the earlier to occur of (i) the full, complete and final payment of the Guaranteed Debt (except, in each case, other than contingent indemnification or other obligations to the extent no claim giving rise thereto has been asserted) or (ii) the Conversion of the Note.  In furtherance of the immediately preceding sentence, the provisions of this Section 8 shall be of no further force or effect upon the Conversion of the Note and the Indenture Notes as described in the Loan Agreement.

9.           Notices.  All notices or other communications hereunder shall be in writing and shall be given in accordance with Section 9.6 of the Loan Agreement.  Any notice or other communication to Manager shall be addressed as follows (or at such other address and person as shall be designated by Manager from time to time):

If to Manager:	_______________________________
_______________________________
_______________________________

10.         No Oral Change.  This Assignment, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower, Agent or Manager, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

11.         Liability.  This Assignment shall be binding upon Borrower and Manager and inure to the benefit of Borrower and Agent and their respective successors and assigns forever.

12.         Inapplicable Provisions.  If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

13.         Governing Law.  (a) THIS ASSIGNMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER, ACCEPTED BY AGENT AND CONSENTED AND AGREED TO BY MANAGER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE SECURED HEREBY WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS ASSIGNMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND MANAGER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS ASSIGNMENT, AND THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER, MANAGER OR AGENT ARISING OUT OF OR RELATING TO THIS ASSIGNMENT MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK, GENERAL OBLIGATIONS LAW, AND BORROWER AND MANAGER WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND MANAGER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER AND MANAGER DO HEREBY DESIGNATE AND APPOINT:

________________________________
________________________________
________________________________

AS THEIR AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH OF THEIR BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND/OR MANAGER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND/OR MANAGER, AS APPLICABLE, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER AND/OR MANAGER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS RESPECTIVE AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

14.         Headings, etc.  The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

15.         Duplicate Originals, Counterparts.  This Assignment may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Assignment.  The failure of any party hereto to execute this Assignment, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

16.         Number and Gender.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

17.         Miscellaneous.  (a)  Wherever pursuant to this Assignment (i) Agent exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Agent, or (iii) any other decision or determination is to be made by Agent, the decision of Agent to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Agent, shall be in the sole and absolute discretion of Agent and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)          Wherever pursuant to this Assignment it is provided that Borrower shall pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Agent’s outside legal counsel.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF the undersigned have executed this Assignment as of the date and year first written above.

BORROWER:

_________________________________,
a _______________________________

By:
Name:
Title:

AGENT:

NWRA VENTURES I, LLC, a Delaware limited
liability company

By:
Name:
Title:

MANAGER:

___________________________________
a _________________________________

By:
Name:
Title:

EXHIBIT A

MANAGEMENT AGREEMENT

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

(continued)

(continued)